Exhibit 10.1

NOTE PURCHASE AND GUARANTY AGREEMENT

Initial Notes:

$75,000,000 Senior Secured Notes Due 2027

Delayed Draw Notes:

$25,000,000 Senior Secured Notes Due 2027

NEXT.E.GO MOBILE SE

as Issuer

and

the Guarantors party hereto from time to time

as Guarantors

and

ECHO IP SERIES 1 LLC

as Collateral Agent

and

UMB BANK, NATIONAL ASSOCIATION

as Note Administrative Agent

and

the Note Purchasers from time to time party hereto

as Note Purchasers

June 30, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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LIST OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	Form of Note
Exhibit B	Transferee Representations
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Warrant
Exhibit E	Form of Joinder to this Agreement
Exhibit F	Form of Intercompany Subordination Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Assignment and Assumption Agreement

Schedules
SCHEDULE 1.2(a)	Commitment
SCHEDULE 1.2(b)	Sale Milestone
SCHEDULE 9.2	Collateral Reporting
SCHEDULE P-1	Permitted Holders

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NOTE PURCHASE AND GUARANTY AGREEMENT

This Note Purchase and Guaranty Agreement, dated as of June 30, 2023 (this “Agreement”), is made among Next.e.GO Mobile SE, a European company (Societas Europaea) existing under the laws of the European Union and the Federal Republic of Germany with registered seat in Aachen (the “Issuer”), the Guarantors party hereto from time to time, UMB Bank, National Association, as note administrative agent (the “Note Administrative Agent”), Echo IP Series 1 LLC, a Delaware limited liability company, as collateral agent (the “Collateral Agent”) and the Note Purchasers (as defined below).

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the Obligors, the Note Administrative Agent, the Collateral Agent and the Note Purchasers hereby agree as follows:

ARTICLE I. DEFINITIONS.

Section 1.1 Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under IFRS; provided, however, that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with IFRS consistently applied. If there occurs after the Closing Date any change in IFRS that affects in any respect a calculation that is part of any covenant contained in this Agreement, the Collateral Agent and Obligors shall negotiate in good faith to amend the provisions of this Agreement that relate to such calculation so as to equitably reflect such change with the desired result that the criteria for evaluating Issuer’s financial condition shall be the same after such change as if such change had not occurred; provided that, until any such amendments have been agreed upon, the calculations in covenants in this Agreement shall be made as if no such change in IFRS had occurred and Obligors shall provide additional financial statements or supplements thereto as the Collateral Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Obligors both reflecting any applicable changes in IFRS and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in IFRS.

Section 1.2 General Terms. For purposes of this Agreement the following terms shall have the following meanings:

“Affiliate” of any Person means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person. For purposes of this definition, control of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests or contract; provided that (a) for purposes of Section 5.18, ARTICLE VII, Section 14.5 and Section 14.15 of this Agreement, an “Affiliate” of any Person shall include any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person or (ii) of any Subsidiary of such Person and (b) for purposes of Section 7.8, an “Affiliate” of any Person shall include any Person that holds, directly, 10% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person.

“Agreement” means this Note Purchase and Guaranty Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws” means, in respect of any Person, any Applicable Laws relating to terrorism, Sanctions, money laundering or bribery, including, to the extent applicable to such Person, the provisions of the U.S. Bank Secrecy Act and Patriot Act, the Money Laundering Control Act of 1986, the UK Proceeds of Crime Act 2022 and the UK Terrorism Act 2000, as well as all other laws, rules and regulations of any jurisdiction applicable to such Person related to terrorist financing or money laundering, including know-your-customer and financial recordkeeping and reporting requirements.

“Applicable Law” means, in respect of any Person, conduct, transaction, covenant, Note Document or contract, all laws, rules and regulations applicable to such Person, conduct, transaction, covenant, Note Document or contract, including all applicable common law and equitable principles, all applicable provisions of all state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all applicable orders, judgments and decrees of all courts and arbitrators.

“Applicable Premium” means (a) prior to the first (1st) anniversary of the Closing Date, an amount equal to the excess, if any, of (i) the sum of (x) 100% of the principal amount of the Notes being repaid, prepaid or that has become or is declared accelerated pursuant to ARTICLE XI or otherwise, or in respect of which such claim in an Insolvency Proceeding has arisen, plus (y) the present value of all required payments of interest on such Notes being prepaid, repaid or that has become or is declared accelerated, from such date of prepayment, repayment or acceleration through the first (1st) anniversary of the Closing Date, which present value shall be calculated using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such Notes being prepaid, repaid or accelerated as of the day of determination, and (b) on and after the first (1st) anniversary of the Closing Date, 0.0%; provided that in no case shall the Applicable Premium be less than zero. For the avoidance of doubt, such amount shall be payable whether before or after an Event of Default or acceleration of the Notes.

“Auditor’s Determination” shall have the meaning set forth in Section 15.6(c) hereof.

“Bearer Notes” means the EUR 2,000,000 9% Fixed Rate Notes due 2025 issued by the Issuer to MIMO Capital AG on May 5, 2023.

“Benefited Holder” shall have the meaning set forth in Section 2.3 hereof.

“Bridge Financing” means the credit agreement dated September 29, 2022, among the Issuer, Brucke Funding LLC and certain lenders thereto, and Brucke Agent LLC, as administrative and collateral agent, and the financing provided thereunder, as amended, as may be replaced by the Bridge Financing Settlement Agreement.

“Bridge Financing Settlement Agreement” means the Settlement Agreement, dated as of June 29, 2023, by and betweenthe Issuer, TopCo, Brucke Agent LLC, Brucke Funding LLC and Vellar Opportunity Fund SPV LLC – Series 3 as in effect on the date hereof.

“Business Combination” means all of the transactions contemplated by the Business Combination Agreement, pursuant to which (a) Time is Now Merger Sub, Inc. will merge with and into the SPAC, with the SPAC as the surviving company in the merger, (b) each of the holders of the Issuer’s Equity Interests will contribute 100% of the Equity Interests in the Issuer to Topco, (c) Issuer will become a direct Wholly-Owned Subsidiary of Topco, and (d) Topco shall change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap).

“Business Combination Agreement” means that certain Business Combination Agreement, dated July 28, 2022, as modified from time to time according to its terms, by and among the SPAC, the Issuer, Topco and Time is Now Merger Sub, Inc.

“Business Combination Outside Date” shall have the meaning set forth in Section 6.12(c) hereof.

“Business Day” means any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York or Düsseldorf, Germany.

“Capital Impairment” shall have the meaning set forth in Section 15.6(a) hereof.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with IFRS, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder.

“Change of Control” means: (a) at any time prior to the consummation of the Business Combination, the Permitted Holders, taken together, shall cease to beneficially own (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof), directly or indirectly, at least a majority of the aggregate voting or economic power of the Equity Interests of the Issuer (determined on a fully diluted basis); (b) at any time after the consummation of the Business Combination, any person or “group” (within the meaning of Rule 13d-5 under the Exchange Act, as in effect on the date hereof, but excluding any employee benefit plan of such person and its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than any Permitted Holder, acquires beneficial ownership of both (i) more than 50% of the voting Equity Interests (measured by reference to voting power) of Topco (determined on a fully diluted basis) and (ii) more than the percentage of voting Equity Interests (measured by reference to voting power) of Topco that is at the time beneficially owned, directly or indirectly, by the Permitted Holders, taken together; (c) at any time after the consummation of the Business Combination, Topco ceases to own, directly or indirectly, beneficially or of record, 100% of the issued and outstanding Equity Interests of the Issuer; or (d) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Obligors, taken as a whole, to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than another Obligor.

“Charges” means all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign, upon the Collateral, any Obligor or any Subsidiary of any Obligor.

“Claims” shall have the meaning set forth in Section 14.5 hereof.

“Closing Date” means June 30, 2023.

“Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Collateral” means all property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired in which the Collateral Agent is or has been granted a security interest pursuant to a Security Document, including, for the avoidance of doubt, the U.S. Collateral.

“Collateral Agent” means Echo IP Series 1 LLC, a Delaware limited liability company, and all permitted successors and assigns of such Person.

“Collateral Agent Agreement” means that certain Collateral Agent Agreement, dated as of the Closing Date, among the Note Purchasers, the Issuer and the Collateral Agent.

“Commitments” means, as to any Note Purchaser, the Initial Commitment and the Delayed Draw Commitment of such Note Purchaser.

“Consents” means all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Obligor’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of the Note Documents, including any Consents required under all applicable federal, state or other Applicable Law.

“Convertible Loans” means the convertible loans in an aggregate principal amount of EUR 40,970,000 to the Issuer pursuant to the Convertible Loan Agreements.

“Convertible Loan Agreements” means each of [ ]

“Covered Entity” means (a) each Obligor and its Subsidiaries, and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“CP Insurance Policy” means that certain Collateral Protection Insurance Policy, issued by the Insurers (as defined therein) in favor of the Collateral Agent on behalf of the Note Purchasers as the Named Insured and the Loss Payee thereunder, and the Note Purchasers as the Additional Insured and Additional Loss Payees (or its equivalent term) thereunder, including all schedules, exhibits, annexes, declarations and attachments thereto, endorsements thereto, and the application therefor, in each case, as amended, restated, supplemented or otherwise modified. For the avoidance of doubt, CP Insurance Policy issued on the Closing Date shall only insure the Initial Notes and any collateral protection insurance policy that insures the Delayed Draw Notes shall be evidenced by such policy delivered pursuant to Section 8.02(h).

“Default” means an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(c) hereof.

“Definitive Note” means a definitive printed fully registered Note issued pursuant to Section 2.1(d) hereof.

“Debtor Relief Laws” means Title 11 of the United States Code, as amended from time to time, and any successor statute, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar Applicable Laws in respect of debtor relief of the United States or other jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deferred Insurance Premium” shall have the meaning set forth in Section 6.6(a) hereof.

“Delayed Draw Notes” means the Next.e.GO Senior Secured Notes, Series 2023-1, substantially in the form of Exhibit A, issued pursuant to Section 2.1(a)(ii) hereof.

“Delayed Draw Commitment” means, with respect to any Note Purchaser, the amount set forth opposite such Note Purchaser’s name on Schedule 1.2(A)

Commitment

(a) as such Note Purchaser’s “Delayed Draw Commitment”, as such amount may be adjusted from time to time in accordance with this Agreement.

“Delayed Draw Note Purchase Date” means the date the conditions set forth in Section 8.2 are satisfied and the Delayed Draw Notes are issued.

“Deposit Account” means a deposit account, a securities account, an investment account, or other account in which funds are held or invested for credit to or for the benefit of the Issuer and/or any Guarantor; provided that for purposes of Section 6.11, Deposit Accounts shall not include any Excluded Accounts.

“Deposit Account Control Agreement” means a control agreement, account pledge agreement or a similar agreement, in each case, in form and substance reasonably satisfactory to the Collateral Agent, among the Collateral Agent, the Issuer and/or any Guarantor and any financial institution in which the Issuer and/or any Guarantor maintains a Deposit Account.

“Designee” shall have the meaning set forth in Section 14.3(b).

“Designated Trust Office” means the office of the Note Administrative Agent in New York or such other office designated in writing to the parties hereto by the Note Administrative Agent.

“Disposition” shall have the meaning set forth in Section 7.1(b).

“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.

“Dollar” and the sign “$” mean lawful money of the United States of America.

“DTC” means the Depository Trust Company, and its successors and assigns.

“Dutch Security Documents” means all agreements, instruments, consents or certificates now or hereafter executed and delivered by the Issuer or any other Person in connection with, or as security for the payment or performance of the Obligations, in each case, governed by Dutch law.

“Environmental Laws” means all applicable federal, state and local laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.

“Equity Interests” means, with respect to any Person, (a) all of the shares, interests, participations or other equivalents (however designated) of such Person’s share capital, capital stock or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, (b) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of share capital and/or capital stock of (or other interests in) such Person, (c) all of the securities convertible into or exchangeable for shares of share capital and/or capital stock of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and including any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and (d) all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excluded Account” means any (a) withholding tax account (including any sales tax account), (b) escrow, trust or similar account maintained for the benefit of unaffiliated third parties in connection with a transaction permitted hereunder, (c) accounts exclusively used for payroll, healthcare, workers’ compensation and other employee wage and benefit payments, (d) accounts in which cash or cash equivalents are deposited solely in connection with any self-insurance program, (e) accounts in which cash or cash equivalents are held solely for the purpose of securing third-party hedging obligations permitted under this Agreement or any of the Other Documents, (f) accounts selected by the Issuer with respect to which the balance or value, as applicable, does not exceed, for all such accounts, EUR 100,000 in the aggregate at any time, (g) the bank account with the IBAN DE75390700200014572204 maintained at Deutsche Bank AG solely to the extent subject to a Lien incurred pursuant to clause (b) of the definition of “Permitted Liens” and (h) the bank account with the IBAN DE10390700200014572210 maintained at Deutsche Bank AG solely to the extent subject to a Lien incurred pursuant to clause (c) of the definition of “Permitted Liens”.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to each Note Purchaser or any other recipient of any payment to be made by or on account of any Obligations, (a) taxes imposed on or measured by net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes) and any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, in each case (i) that are imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of a Note Purchaser, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any U.S. withholding tax that is imposed on amounts payable to a Note Purchaser at the time such Note Purchaser becomes a party hereto (or designates a new lending office), except to the extent that such Note Purchaser (or its assignor or seller of a participation, if any) was entitled, at the time of such designation of a new lending office (or such assignment or sale of a participation), to receive additional amounts from Obligors with respect to such withholding tax pursuant to Section 3.6(a), (c) taxes attributable to such Note Purchaser’s failure to comply with Section 3.6(f) or (d) any Taxes imposed on any “withholding payment” payable to such recipient pursuant to FATCA.

“Existing Debt” means all Indebtedness for borrowed money of the Obligors as of the Closing Date, including the Bridge Financing, NDII Shareholder Loans, the Bearer Notes and the Convertible Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, applicable intergovernmental agreements and related legislation or official administrative rules or practices in connection therewith, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fee Letter” means the fee letter dated the Closing Date between the Issuer and the Collateral Agent.

“Foreign Note Purchaser” means any Note Purchaser that is organized under the laws of a jurisdiction other than that in which any of the Obligors is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“German GmbH Guarantor” shall the meaning set forth in Section 15.6(a) hereof.

“German Security Documents” means all agreements, instruments, consents or certificates now or hereafter executed and delivered by the Issuer or any Guarantor registered in Germany in connection with, or as security for the payment or performance of the Obligations, in each case, governed by German law, including (a) a German law governed first-ranking pledge agreement between the Issuer as pledgor and the Collateral Agent as pledgee granting a first ranking pledge in relation to all or substantially all of the Issuer’s bank accounts in Germany, (b) a German law governed security transfer agreement (Sicherungsübereignungsvertrag) between the Issuer as transferor and the Collateral Agent as transferee relating to the Issuer’s moveable assets that are located in one or more security areas relating to the Issuer’s production facilities in Germany, (c) a German law governed assignment agreement between the Issuer as assignor and the Collateral Agent as assignee and relating to the Issuer’s current and future intellectual property rights (including patents and trademarks) registered in Germany and the EU, (d) a German law governed global security assignment agreement between the Issuer as assignor and the Collateral Agent as assignee relating to the Issuer’s current and future German law governed receivables, including trade receivables, intercompany receivables, insurance receivables and other monetary claims and (e) a German law governed share pledge agreement relating to the pledge of its Equity Interests in its Subsidiaries organized under the laws of Germany (other than with respect to the Equity Interests of E.Go Digital GmbH, so long as it is not a Guarantor Subsidiary pursuant to the terms set forth in the definition “Guarantor Subsidiary”).

“Governmental Body” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and, for purposes of Section 14.15 only, any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means each Guarantor Subsidiary and, upon the consummation of the Business Combination, Topco.

“Guarantor Subsidiary” means (a) prior to the consummation of the Business Combination, each Subsidiary of the Issuer and (b) after the consummation of the Business Combination, each Subsidiary of Topco; provided that, in each case of clause (a) and (b), (i) no Person shall be required to become a Guarantor hereunder to the extent a guarantee is prohibited or restricted (but only so long as such Person would be prohibited or restricted) by contracts with third parties in existence on the Closing Date (or entered into after the Closing Date to the extent agreed by the Collateral Agent) or at the time such Person becomes a Subsidiary of the Issuer or Topco, as the case may be (and not entered into in contemplation thereof), or by Applicable Law (including any requirement to obtain governmental authority or third party consent), rule or regulation unless such consent, approval, license or authorization has been received (it being understood and agreed that (x) as of the Closing Date, all Subsidiaries of the Issuer, other than Next.e.Go Bulgaria AD and Next.e.GO Mobile Dooel Tetovo, shall be Guarantor Subsidiaries hereunder and (y) none of Next.e.Go Bulgaria AD, Next.e.GO Mobile Dooel Tetovo, or any subsidiary in South-East Europe or the United States, as applicable, formed for the purpose of setting up a microfactory in such jurisdiction as contemplated in clause (g) of the definition of “Permitted Investments” shall be required to become a Guarantor Subsidiary hereunder, so long as such Person is or continues to be prohibited or restricted from being a Guarantor by contracts with third parties or by Applicable Law) and (ii) E.Go Digital GmbH shall not be required to become a Guarantor hereunder, so long as such entity (1) is a non-wholly owned Subsidiary, (2) does not hold any Intellectual Property with a value of more than $100,000, and (3) does not own any assets or generate any revenue, in each case, in excess of $500,000.

“Guaranty” means the guaranty of the Obligations by a Guarantor in favor of the Collateral Agent for its benefit and for the ratable benefit of the Note Purchasers pursuant to Article XV hereof.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any Environmental Law; and (c) any other chemical, material or substance, which is classified as hazardous, prohibited, limited or regulated as hazardous or toxic by, or forming the basis of liability under any Environmental Law due to its dangerous or deleterious properties or characteristics.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) in respect of any Capital Lease of such Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS; (d) reimbursement obligations under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations in respect of the net termination value under any interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions at the sole option of such Person); (h) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations of any nature of such Person arising out of purchase and sale contracts, in each case to the extent such amount has not been paid within ten (10) Business Days of becoming earned, due and payable; and (j) any guaranty of any Indebtedness of a type described in the foregoing clauses (a) through (i). The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under IFRS.

“Indemnified Party” shall have the meaning set forth in Section 14.5 hereof.

“Indemnified Taxes” means Taxes, other than Excluded Taxes.

“Indirect Participants” shall have the meaning set forth in Section 2.1(d)(iii) hereof.

“Initial Notes” means the Next.e.GO Senior Secured Notes, Series 2023-1, substantially in the form of Exhibit A, issued pursuant to Section 2.1(a)(i).

“Initial Commitment” means, as to any Note Purchaser, the amount set forth opposite such Note Purchaser’s name on Schedule 1.2(A)

Commitment

(a) as such Note Purchaser’s “Initial Term Loan Commitment” as such amount may be adjusted from time to time in accordance with this Agreement.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Body relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under federal, provincial, state or foreign law or any other applicable jurisdiction, including any Debtor Relief Law.

“Insurance Notice” shall have the meaning set forth in Section 14.3(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 14.3(b) hereof.

“Insurance Reserve Account” means, initially, that certain deposit account maintained by the Issuer with the Note Administrative Agent and designated in writing on or prior to the Closing Date (or such other deposit account approved in writing by the Required Note Purchasers) (it being understood and agreed that the funds therein shall at all times be reserved for the payment of the Deferred Insurance Premium in accordance with Section 6.6(a) and shall appear as restricted on its balance sheet).

“Intellectual Property” means intellectual property rights arising under the Applicable Laws constituting a patent, copyright, trademark, service mark (or any application in respect of the foregoing), trade name, mask work, design right, Trade Secret or any other intangible property or other proprietary right to use any of the foregoing under Applicable Law.

“Interest Rate” shall mean Nine and Seventy-Five Hundredths of One Percent (9.75%) per annum.

“Interest Reserve Account” means, initially, that certain deposit account of the Note Administrative Agent designated in writing to the Issuer on or prior to the Closing Date (or such other deposit account approved in writing by the Required Note Purchasers) (it being understood and agreed that the Note Administrative Agent shall have sole control over the Interest Reserve Account immediately upon the occurrence of the Closing Date and at all times thereafter).

“Interest Reserve Account Funds” shall have the meaning set forth in Section 3.1(a). On the Closing Date, the Issuer shall have funded from the proceeds of the Initial Notes issued on the Closing Date an amount equal to twelve (12) months of interest pursuant to Section 8.1(q).

“Investment” shall have the meaning set forth in Section 7.4 hereof.

“IP Security Agreement” means the U.S. Intellectual Property Security Agreement, dated as of the Closing Date, by and between the Issuer and the Collateral Agent.

“Issuer” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Person.

“Lien” means any mortgage, deed of trust, charge, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge by way of security, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any lease or license having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any security agreement recordation in the United States Patent and Trademark Office and corresponding foreign intellectual property or other recording agencies and any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Liquidity” means the unrestricted (other than by the terms of this Agreement and the Note Documents) cash of the Obligors in a Deposit Account that is subject to a Deposit Account Control Agreement.

“Management Notification” shall have the meaning set forth in Section 15.6(b) hereof.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, results of operations or business, in each case, of the Obligors and their Subsidiaries, taken as a whole, (b) the ability of the Obligors and their Subsidiaries, taken as a whole, to perform their payment obligations hereunder, (c) the Secured Parties’ Liens on the Collateral, taken as a whole, or (d) the practical realization of the benefits of Secured Parties’ rights and remedies under the Note Documents, taken as a whole.

“Material Contract” means any written contract or agreement (other than purchase orders) of any Obligor involving monetary liability of or to any Person in an amount in excess of EUR 2,500,000 in any fiscal year and any other written contract or agreement to which an Obligor is a party, which the failure to comply with would result in a Material Adverse Effect.

“Maturity Date” means June 30, 2027 (the “Stated Maturity Date”); provided that in the event the NDII Shareholder Loans are not (a) repaid in full in accordance with Section 7.5(b) or (c), or (b) otherwise amended to mature at least 91 days after the Stated Maturity Date pursuant to documentation satisfactory to the Collateral Agent and the Note Purchasers, in each case, on or prior to September 30, 2024, the Maturity Date shall mean September 30, 2024.

“NDII Shareholder Loans” means the shareholder loans disbursed by nd Industrial Investments B.V. to the Issuer on July 27, 2022, on August 24, 2022, on October 26, 2022, on November 15, 2022, on November 25, 2022, on November 30, 2022, on December 27, 2022, on January 26, 2023, on January 30, 2023, on February 23, 2023, on March 13, 2023, on March 28, 2023, on April 24, 2023 and on May 26, 2023, in an aggregate principal amount equal to EUR 27,336,000, in each case, pursuant to the NDII Shareholder Loan Documents.

“NDII Shareholder Loan Documents” means each of (a) the Subordinated Shareholder Loan Agreement, dated September 13, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (b) the Subordinated Shareholder Loan Agreement, dated September 13, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (c) the Subordinated Shareholder Loan Agreement, dated December 5, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (d) the Subordinated Shareholder Loan Agreement, dated December 5, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (e) the Subordinated Shareholder Loan Agreement, dated December 7, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (f) the Subordinated Shareholder Loan Agreement, dated December 27, 2022, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (g) the Subordinated Shareholder Loan Agreement, dated February 2, 2023, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (h) the Subordinated Shareholder Loan Agreement, dated March 6, 2023, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (i) the Subordinated Shareholder Loan Agreement, dated March 28, 2023, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; (j) the Subordinated Shareholder Loan Agreement, dated May 16, 2023, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.; and (l) the Subordinated Shareholder Loan Agreement, dated May 30, 2023, by and between Next.e.GO Mobile SE and nd Industrial Investments B.V.

“Net Cash Proceeds” means, in respect of any sale or other Disposition, insurance payment, condemnation award or Indebtedness, the aggregate cash proceeds actually received by the Obligors or any of their Subsidiaries in respect thereof, in each case net of the sum of (a) all reasonable and documented costs and expenses actually paid to unaffiliated third parties in connection therewith (including broker’s fees or commissions, legal, accounting, auditing, consulting, advisory, underwriting, investment banking and other professional fees, sales commissions, search and recording charges, any costs in connection with the adjustment, settlement or collection of Claims) and Taxes paid or payable as a result thereof, and (b) other than in the case of Indebtedness, (i) amounts set aside as a reserve, in accordance with IFRS against any liabilities under any indemnification or other obligations associated therewith (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and amounts contained in any cash escrow (until released from escrow), and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the applicable assets and is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such assets) to the extent such repayment is permitted under this Agreement.

“Note Administrative Agent” means UMB Bank, a national association and all permitted successors and assigns of such Person.

“Note Administrative Agent Agreement” means that certain Note Administrative Agent Agreement, dated as of the Closing Date, among the Note Purchasers, the Issuer and the Note Administrative Agent.

“Note Debt Service Account” means the account created and maintained at the Note Administrative Agent under Section 3.02 of the Note Administrative Agent Agreement.

“Note Purchaser” means each of the purchasers that has executed this Agreement and each such Person’s successors and permitted assigns hereunder; provided that any Person that ceases to be the registered holder or a Beneficial Owner of a Note shall cease to be a “Note Purchaser” for the purposes of this Agreement upon such cessation.

“Note Documents” means this Agreement and the Other Documents.

“Notes” means, collectively, the Initial Notes and the Delayed Draw Notes.

“Notice” shall have the meaning set forth in Section 14.6 hereof.

“Obligations” means and includes any and all advances, debts, liabilities, obligations (including all reimbursement obligations and cash collateralization obligations) owing by any Obligor to the Secured Parties of any kind or nature, present or future arising out of the Notes and the other Note Documents (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Obligor and any indemnification obligations payable by any Obligor arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Obligor, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether or not for the payment of money, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, including all costs and expenses of the Note Purchasers and the Collateral Agent incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses, in each case, to the extent required to be reimbursed under, and arising out of, the Note Documents (and any amendments, extensions, renewals or increases thereto).

“Obligor” or “Obligors” means the Issuer and each Guarantor.

“Organizational Documents” means, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes any certificates of designation for preferred stock or other forms of preferred equity.

“Other Connection Taxes” means, with respect to any Person, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Taxes (other than a connection solely arising from such Person having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Other Document).

“Other Documents” means the Notes, each Security Document, the Collateral Agent Agreement, the Perfection Certificate, the Note Administrative Agent Agreement, the Fee Letter, each Deposit Account Control Agreement, and any and all other agreements, instruments and documents, intercreditor agreements, guaranties, pledges, powers of attorney, consents or other similar agreements and all other writings heretofore, now or hereafter executed by any Obligor and/or delivered to the Collateral Agent or the Note Purchasers in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Other Document.

“Participants” shall have the meaning set forth in Section 2.1(d)(iii) hereof.

“Payment in Full” means payment in full in cash of (i) all outstanding and unpaid Obligations, other than contingent indemnification obligations or expense reimbursement obligations for which claims have not been asserted and (ii) any outstanding Deferred Insurance Premium.

“Perfection Certificate” means that certain Perfection Certificate, dated as of the date hereof, by each of the Obligors and the Collateral Agent.

“Permit” shall have the meaning set forth in Section 5.8 hereof.

“Permitted Dispositions” means each of the following:

(a) Dispositions of obsolete, damaged, worn-out, used, unserviceable, uneconomical, outdated or surplus property, or property that is not, or no longer, used or useful in the business of the Issuer and its Subsidiaries or that are no longer necessary therefor;

(b) Dispositions of inventory, products, services, accounts receivable, goods held for sale, cash, cash equivalents or other current assets or financial instruments in the ordinary course of business;

(c) issuances of Equity Interests by any Subsidiary of an Obligor to an Obligor;

(d) the collection of accounts receivable and other obligations in the ordinary course of business, and the discount, write-off or other Disposition of accounts receivable overdue by more than thirty (30) days or the sale of any such accounts receivable for the purposes of collection to any collection agency, in each case, in the ordinary course of business;

(e) any Disposition constituting the surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business, or the write-off or write-down of any asset;

(f) the use or transfer of money, cash or cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Note Documents;

(g) [reserved];

(h) to the extent constituting a Disposition, the granting of Liens permitted hereunder and the other transactions permitted by Section 7.2, Section 7.4 and Section 7.5;

(i) any casualty event in respect of any property, any condemnation of any property and the Disposition of any property subject thereto so long as the Obligors comply with Section 2.6(b)(iv)(A) with respect thereto;

(j) any Disposition permitted by Section 7.15;

(k) any Disposition comprising the unwinding or terminating of hedging arrangements permitted hereunder;

(l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, contractual buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(m) the Disposition of assets for at least fair market value, so long as (i) no Default then exists or would immediately result therefrom, (ii) at least 75% of the consideration received by the applicable Obligor or Subsidiary consists of cash or cash equivalents and is paid at the time of the closing of such sale (provided that the amount of any Indebtedness or other liabilities of any Obligor or any Subsidiary of any Obligor that are assumed by the transferee of any such assets shall be deemed to be cash or cash equivalents), and (iii) the Net Cash Proceeds of such Disposition are applied in accordance with Section 2.6(b).

A Disposition need not be permitted solely by reference to one of the categories described in clauses (a) through (m) but may be permitted in part under any combination thereof, and if a Disposition (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (m) above, the Issuer will be permitted, in its discretion, to classify such Disposition on the date of its occurrence, or later reclassify all or a portion of such Disposition (as if incurred at such later time) in any manner not prohibited by this Agreement.

“Permitted Holders” means the Persons listed on SCHEDULE P-1 attached hereto.

“Permitted Investments” means each of the following:

(a) the endorsement of instruments for collection or deposit in the ordinary course of business;

(b) Investments in cash or cash equivalents; provided that any Deposit Account in which such cash or cash equivalents are held shall be subject to a Deposit Account Control Agreement; provided, further, that nothing in this clause (b) shall be construed to restrict the deposit of any cash in an Excluded Account in the ordinary course of business to the extent permitted under the definition of “Excluded Account”;

(c) deposits of cash for leases, utilities, worker’s compensation and similar matters in the ordinary course of business;

(d) payroll, travel, relocation, commission and similar advances to cover matters that in good faith are expected at the time of such advances to be treated as expenses for accounting purposes in accordance with IFRS and that are made in the ordinary course of business not to exceed EUR 1,250,000 (or such greater amount as is agreed to by the Collateral Agent acting in good faith) at any time;

(e) Investments consisting of the Issuer’s and the other Obligors’ ownership of the Equity Interests in the other Obligors and their Subsidiaries, as applicable;

(f)   Investments of any Obligor in any other Obligor;

(g) Investments of any Obligor in each of (i) Next.e.GO Mobile Dooel Tetovo, (ii) a newly formed Subsidiary in South-East Europe for the purpose of setting up a microfactory, (iii) Next.e.GO Bulgaria AD in connection with its equity contribution required under the applicable Organizational Documents to construct and develop microfactories in the ordinary course of business and (iv) a newly formed Subsidiary in the United States for the purpose of setting up a microfactory; provided that, unless otherwise agreed to by the Collateral Agent acting reasonably an in a timely manner, (A) the amount of the Investments made pursuant to each of clauses (i) and (ii), shall not exceed, in each case, EUR 10,000,000 during the term of this Agreement, (B) the Investments made pursuant to each of clauses (iii) and (iv), shall not exceed, in each case, EUR 5,000,000 during the term of this Agreement, (C) in the case of clauses (ii), (iii) and (iv), such Investment shall not be made until the microfactories operated by Obligors in Aachen and by Next.e.GO Mobile Dooel Tetovo in North Macedonia shall have been substantially constructed, (D) at the time of making such Investment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (E) each Investment pursuant to this clause (g) shall have been approved by the board of directors (or other equivalent governing body, manager, member or partner) of the applicable Obligor, and (F) in the case of clause (iii), such Investment shall be made on a pro rata basis with the amount of the equity contribution funded by the other members of the joint venture; provided, further, that the amounts set forth under sub-clause (B) above shall be increased to an aggregate amount of EUR 40,000,000 if (I) the Issuer delivers to the Collateral Agent for submission to the Insurers (as defined in the CP Insurance Policy) a business plan in respect of such Investments and (II) the Insurers have not delivered to the Issuer, within five (5) days following the Insurers’ receipt of such business plan, a written notice in which it objects (on a reasonable basis) to such increase on the basis of reasonable concerns in respect of such business plan and provides a reasonably detailed explanation of such objection (it being understood that if the Insurers do so object, the Collateral Agent shall cause the Insurers to work in good faith with the Issuer to resolve their concerns in a timely manner);

(h) advances, loans, customary payment term or extensions of trade credit in the ordinary course of business of any Obligor;

(i) accounts receivable, deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financial troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(j) guaranties of operating leases or of other obligations that do not constitute Indebtedness, in each case, entered into by any Obligor in the ordinary course of business;

(k) Investments of any Person existing at the time such Person becomes an Obligor or Subsidiary of an Obligor or merges or consolidates with an Obligor or Subsidiary of an Obligor so long as such Investments were not made in contemplation of such Person becoming an Obligor or a Subsidiary of an Obligor or of such merger or consolidation;

(l) to the extent constituting Investments, Indebtedness permitted by Section 7.6, Permitted Dispositions (and any consideration received therefor) and Restricted Payments permitted by Section 7.5;

(m)   the Business Combination; and

(n) so long as no Default shall have occurred and be continuing at the time of the making of such Investment or would immediately result therefrom, other Investments in an aggregate amount not to exceed EUR 2,000,000 (or such additional amount approved by the Collateral Agent and the Required Note Purchasers) in any calendar year.

An Investment need not be permitted solely by reference to one of the categories described in clauses (a) through (n) but may be permitted in part under any combination thereof, and if an Investment (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (n) above, the Obligors will be permitted, in their discretion, to classify such Investment on the date of its incurrence, or later reclassify all or a portion of such Investment (as if incurred at such later time) in any manner not prohibited by this Agreement; provided that any Investment made by any Obligor to any Subsidiary or a joint venture that is not an Obligor and that is incurred pursuant to clause (g) of the definition of “Permitted Investments” may not be reclassified to any other basket.

“Permitted Liens” means each of the following:

(a) Liens in favor of the Collateral Agent for itself and on behalf of the Secured Parties under the Note Documents;

(b) Liens in favor of TRIWO Technopark Aachen Leasing GmbH & Co. KG to secure obligations under the commercial lease agreement, dated January 20, 2021, with respect to the leased properties used by the Issuer in the ordinary course of business; provided that, after the payment of the security deposit in accordance with Section 6.12(d), Liens incurred under this clause (b) shall mean the Liens in respect of the credit balance contained in the blocked bank account maintained at Deutsche Bank AG with the IBAN DE75390700200014572204 (which serves as cash collateral for a bank guarantee in favor of TRIWO Technopark Aachen Leasing GmbH & Co. KG in connection with the security deposit under the commercial lease agreement).

(c) any Lien in respect of the credit balance contained in the blocked bank account maintained by Deutsche Bank AG with the IBAN DE10390700200014572210 (which serves as cash collateral for a bank guarantee by Affiliates of Deutsche Bank AG in favor of Affiliates of Banco Santander, S.A in connection with certain customer leasing programs);

(d) deposits, pledges or other Liens to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations in the ordinary course of its business;

(e) Liens for taxes, fees, assessments and governmental charges that are (i) not delinquent by more than ninety (90) days or (ii) being Properly Contested in good faith by appropriate proceedings;

(f)   Liens securing the Indebtedness permitted pursuant to Section 7.6(d); provided that (i) such Liens shall not extend to any asset of any Obligor or any Subsidiary, other than the assets of, and Investments in, the Subsidiary or joint venture that is incurring such Indebtedness and (ii) at the time of the incurrence of such Lien, no Default or Event of Default shall have occurred and be continuing or result therefrom;

(g) Liens securing the Indebtedness incurred pursuant to Section 7.6(e); provided that, (i) such Liens shall be created substantially simultaneously with, or within one hundred eighty (180) days after, the acquisition, construction or improvement of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (except that, with respect to any Liens securing the Indebtedness incurred pursuant to Section 7.6(e)(ii), such Liens may extend to the assets of, and Investments in, the Subsidiary or joint venture incurring such Indebtedness), and (iii) the amount of Indebtedness secured thereby does not exceed the greater of the cost and the fair market value of such acquired, constructed or improved assets;

(h) Liens of landlords, vendors, carriers, warehousemen, mechanics, materialmen, repairmen, workmen and other like Liens arising in the ordinary course of business for sums not overdue by more than ninety (90) days or that are being Properly Contested in good faith by appropriate proceedings;

(i) as to real property, minor defects, irregularities and deficiencies in title or any survey exceptions, encumbrances, ground leases, easements or reservations of, or right of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains and other similar purposes, reservations of rights or zoning, building codes or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of any Obligor or to the ownership of its properties, which were not incurred in connection with any Indebtedness and do not in the aggregate materially interfere with the ordinary course of business of the Obligors;

(j) Liens arising from operating leases or consignments entered into by any Obligor in the ordinary course of business;

(k) Liens to the extent consisting of (i) in the case of any Obligor or any Subsidiary as a lessee, the interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, (ii) in the case of any Obligor or any Subsidiary as a lessor, any non-exclusive licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business, as well as covenants not to use, releases or similar rights or immunities with respect to Intellectual Property entered into in the ordinary course of business, or (iii) any license or lease permitted by Section 7.15; provided that (x) such Liens incurred under clause (i) shall not in any material respect interfere with the business of the Obligors, and (y) in the case of clause (ii), no such license or lease in respect of Intellectual Property shall be deemed a “Permitted Lien” pursuant to this clause (k) to the extent such license or lease would constitute, in whole or in part, a transfer of title of the licensed or leased Intellectual Property;

(l) deposits made or other Liens provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(m) Liens to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), purchase orders, leases (other than Capital Leases), government contracts, statutory obligations, indemnity, surety and appeal bonds, performance bonds and other obligations of a like nature, including any Indebtedness permitted under Section 7.6(n), in each case incurred in the ordinary course of business;

(n) judgment liens in respect of judgments that do not constitute an Event of Default under Section 10.1(d);

(o) Liens arising by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, refunds or charge backs, rights of set-off or similar rights (including Liens under the German general terms and conditions of banks and saving banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen));

(p) Liens required to be granted under mandatory law in favor of creditors as a consequence of a merger or conversion permitted under this Agreement due to sections 22, 204 German Transformation Act (Umwandlungsgesetz – UmwG) or a termination of a profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) pursuant to section 303 German Stock Corporation Act (Aktiengesetz – AktG);

(q) any Lien existing on any property or asset prior to the acquisition thereof by any Obligor or any Subsidiary of any Obligor or existing on any property or asset of any Person that becomes an Obligor or a Subsidiary of an Obligor after the Closing Date pursuant to a Permitted Investment;

(r) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Obligor or any of its Subsidiaries in the ordinary course of business;

(u) Liens incurred in the ordinary course of business imposed by law in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets;

(v) Any Lien on the Equity Interest in the Issuer securing the Bearer Notes; provided, that the Issuer shall, as soon as practicable, but in any event prior to the date that is thirty (30) days after the consummation of the Business Combination (or at such later time as the Collateral Agent may agree), take all such actions required to release all Liens incurred pursuant to this clause (v); and

(w) other Liens to the extent the aggregate amount of Indebtedness secured thereby does not exceed EUR 1,000,000 (and such additional amount to the extent expressly approved by the Collateral Agent and the Required Note Purchasers in writing).

A Lien need not be permitted solely by reference to one of the categories described in clauses (a) through (w) but may be permitted in part under any combination thereof, and if a Lien (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (w) above, the Obligors will be permitted, in their discretion, to classify such Lien on the date of its incurrence, or later reclassify all or a portion of such Lien (as if incurred at such later time) in any manner not prohibited by this Agreement; provided that (i) all Liens securing the Obligations under the Note Documents shall be deemed to be incurred only in reliance on clause (a) of the definition of “Permitted Liens” and may not be reclassified to any other basket, (ii) all Liens securing the Indebtedness incurred pursuant to Section 7.6(d) shall be deemed to be incurred only in reliance on clause (f) of the definition of “Permitted Liens” and may not be reclassified to any other basket and (iii) all Liens securing the Indebtedness incurred pursuant to Section 7.6(e) shall be deemed to be incurred only in reliance on clause (g) of the definition of “Permitted Liens” and may not be reclassified to any other basket.

“Person” means any individual, company, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Properly Contested” means, with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute concerning such Person’s liability to pay the same or concerning the amount thereof, (b) such obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted, (c) such Person has established appropriate reserves as shall be required in conformity with IFRS, (d) the nonpayment of such obligation will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person, and (e) enforcement of any Lien securing such obligation is stayed during the pendency of such dispute.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act.

“Record Date” means, with respect to each Interest Payment Date, the 1st day of the month in which such Interest Payment Date occurs.

“Register” shall have the meaning set forth in Section 2.1(d)(ii) hereof.

“Registrar” shall have the meaning set forth in Section 2.1(d)(ii) hereof.

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or detained in connection with any Anti-Terrorism Law or Sanctions, or any predicate crime to any Anti-Terrorism Law or Sanctions.

“Required Note Purchasers” means the Note Purchasers holding more than fifty percent (50%) of the aggregate unpaid principal amount of the Notes and unused Commitments then outstanding.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller or other similar officer of an Obligor; provided that a “Responsible Officer” for an Obligor incorporated in Germany shall include any managing director (geschäftsführender Direktor, Geschäftsführer) or authorized signatory (Prokurist). Any document delivered hereunder that is signed by a Responsible Officer of an Obligor shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Obligor and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Obligor.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Obligors or any of their Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to the Obligors or such Subsidiary’s stockholders, partners or members (or the equivalent Person thereof), (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any junior lien indebtedness or any subordinated indebtedness, (c) any payment by the Obligors or any of their Subsidiaries of any extraordinary (as reasonably determined by the Issuer) salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, and to the extent such extraordinary salary, bonus or other form of compensation is not included in the corporate overhead of the Obligors or such Subsidiary and (d) any setting apart of funds or property for any of the foregoing.

“Sale Milestone” shall mean (a) the total amount of revenue generated from sales after the Closing Date shall not be less than the amount set forth on Schedule 1.2(b) for the corresponding period in which the Delayed Draw Note Purchase Date occurs (or, in each case, such lesser amount acceptable to the Collateral Agent and the Required Note Purchasers) and (b) at the time of the Delayed Draw Note Purchase Date, at least 5,000 vehicles shall have been ordered by customers (excluding any orders that exist on the Closing Date).

“Sanctioned Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any comprehensive Sanctions (including, at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions of Ukraine and such other regions of Ukraine over which any Sanctions authority imposes comprehensive Sanctions).

“Sanctioned Person” means any Person that (a) is the target of any Sanctions, (b) is located, organized or resident in a Sanctioned Jurisdiction or (c) is owned 50.0% or more individually or in the aggregate, directly or indirectly by a Person that is or Persons that are described under clause(s) (a) and/or (b).

“Sanctions” means any economic or financial sanctions or trade embargoes administered or enforced from time to time by the United States Government (including those administered by OFAC, the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, the United Kingdom or other authority having jurisdiction over any Obligor.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Installment Amount” shall have the meaning set forth in Section 6.6(a) hereof.

“Second Installment Payment Date” shall have the meaning set forth in Section 6.6(a) hereof.

“Secured Parties” means the Note Purchasers, the Collateral Agent and any other holder of any “Obligations”.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Fee” shall have the meaning set forth in the Fee Letter as in effect on the Closing Date.

“Security Documents” means all agreements (including, if applicable, any mortgages, deed of trust or any other document creating and evidencing a Lien on real property), instruments, consents or certificates now or hereafter executed and delivered by the Issuer or any Guarantor granting or perfecting a security interest for the payment or performance of the Obligations, including the IP Security Agreement, the German Security Documents, the Dutch Security Documents and any notices, instruments, certificates and other documents relating thereto.

“Solvent” means, on any date of determination, (a) with respect to any Person with its centre of main interests (within the meaning of Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on Insolvency Proceedings (recast)) in Germany, that such Person is neither illiquid (zahlungsunfähig) within the meaning of Section 17 of the German Insolvency Code (Insolvenzordnung), nor over-indebted (überschuldet) within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung), and (b) with respect to any other Person, that (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person is able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (iv) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

“SPAC” means Athena Consumer Acquisition Corp., a Delaware corporation.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held, or (b) in the event the parent directly or indirectly owns the Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such Person, or other Persons performing similar functions for such Person.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section 13.1 hereof.

“Third Installment Amount” shall have the meaning set forth in Section 6.6(a) hereof.

“Third Installment Payment Date” shall have the meaning set forth in Section 6.6(a) hereof.

“Topco” means Next.e.GO B.V.

“Trade Secrets” means, as defined by the Uniform Trade Secrets Act (“UTSA”), information, including a formula, pattern, compilation, program, device, method, technique, or process that (a) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

“Transfer” shall have the meaning set forth in Section 2.1(e) hereof.

“Transferee” shall have the meaning set forth in Section 14.15 hereof.

“Transactions” means the transactions contemplated under the Note Documents.

“Treasury Rate” means, as of any date of prepayment, the yield to maturity as of such prepayment date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two (2) Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to the first (1st) anniversary of the Closing Date.

“U.S. Collateral” means, in respect of any Obligor, such Obligor’s right, title and interest in and to the following assets, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired; provided that the U.S. Collateral shall not include any of the following to the extent constituting U.S. Excluded Assets:

(a) any real property;

(b) any (i) tangible personal property, including fixtures, leasehold improvements, trade fixtures, equipment and inventory, and (ii) accounts, deposit accounts, chattel paper, documents, instruments, investment property, letter of credit rights, capital stock, ownership interests and other personal property described in the Perfection Certificate (the items in (i) and (ii), “Personal Property”);

(c) any general intangibles relating to or arising from the Personal Property, any cash and non-cash proceeds (including insurance proceeds) of the Personal Property, all products thereof and all additions and accessions thereto, substitutions therefor and replacements thereof;

(d) all of the Obligors’ licensing agreements, supply and distribution agreements, data related agreements, joint development agreements, joint venture agreements, and any other agreements involving licenses, product manufacture supply and/or distribution, data or product services, professional services, joint development or venture activities or any other revenue generating agreement that involves the general intangibles of any Obligor;

(e) (i) all trademarks, trade names, corporate names, company names, domain names, business names, fictitious business names, trade dress, trade styles, service marks, logos, other business identifiers, all applications, registrations and recordations with respect to the foregoing, in each case, arising under the laws of the United States or, with respect to domain names, that include a designation specific to the United States (e.g., “.com”) and no other designations specific to any jurisdiction outside the United States, or as may at any time be filed in the United States Patent and Trademark Office, or in any similar office or agency of the United States, any State thereof or any political subdivision thereof; and (ii) all renewals thereof (all of the foregoing in this clause (e) being collectively referred to herein as the “U.S. Trademarks”);

(f) (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordations relating to the foregoing, in each case arising under the laws of the United States, or as may at any time be filed in the United States Patent and Trademark Office, or in any similar office or agency of the United States any State thereof or any political subdivision thereof; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing (all of the foregoing in this clause (f) being collectively referred to herein as the “U.S. Patents”);

(g) (i) all copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordations relating to the foregoing, in each case, arising under the laws of the United States, or as may at any time be filed in the United States Copyright Office, or in any similar office or agency of the United States, any State thereof or any political subdivision thereof; and (ii) all renewals of any of the foregoing (all of the foregoing in this clause (g) being collectively referred to herein as the “U.S. Copyrights”);

(h) all Trade Secrets including those connected with the use of, or related to, any of the foregoing in clauses (a) through (g), including all formulas, standard operating procedures, process descriptions, mechanical designs and electrical designs, proprietary information, data, business processes and systems, customer lists and also including all proprietary computer software, algorithms and/or source code, databases and information repositories, which shall include all data and information therein, in each case, solely to the extent arising under the Applicable Laws of the United States (all of the foregoing in this clause (h) being collectively referred to herein as the “U.S. Trade Secrets”);

(i) all written agreements providing for the grant to any Obligor of any right arising exclusively under the laws of the United States in or to the U.S. Trademarks, U.S. Patents, U.S. Copyrights and U.S. Trade Secrets, and all rights of payment of money on such contract rights, all goodwill, litigation claims (whether now existing or hereafter arising), claim proceeds and all supporting obligations, deposit accounts that include revenues generated from fees, accounts receivable, income, fees, royalties, product sales and other revenues, and all security agreements, in each case, that are exclusively related, and solely to the extent allocable, to the U.S. Trademarks, U.S. Patents or U.S. Copyrights;

(j) the right to sue for past, present and future infringements or misappropriations of the applicable Obligors’ rights described in clauses (e) through (h);

(k) all property (other than Intellectual Property) rights corresponding to the foregoing throughout the world, now existing or hereafter arising or created and whether now owned or hereafter acquired; and

(l) any and all proceeds of any of the property described in the foregoing clauses (a) through (k), including damages and payments or claims by any Obligor against third parties for past or future misappropriation or infringement of any of the U.S. Trademarks, U.S. Patents, U.S. Copyrights and U.S. Trade Secrets.

“U.S. Copyrights” shall have the meaning set forth in the definition of “U.S. Collateral.”

“U.S. Excluded Assets” means (a) any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve), including any “margin stock” held in any securities account, (b) any asset that is subject to a Lien under any Security Document (other than any Security Agreement governed by the laws of the United States, or a State or political subdivision thereof), (c) any United States intent-to-use (or similar) trademark or service mark application prior to the filing of a “Statement of Use,” “Declaration of Use,” “Amendment to Allege Use” or similar filing with respect thereto, (d) any asset, but only to the extent and for so long as the granting of a security interest therein or an assignment thereof would (to the extent not obtained) require the Consent of any Governmental Body or violate any Applicable Law or Consent (but only to the extent any such prohibition on the granting of security interests is not rendered ineffective by, or is not otherwise unenforceable under, the Uniform Commercial Code or Applicable Law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other similar Applicable Law notwithstanding such prohibition, (e) any contract, instrument, document, lease, license or other agreement to which an Obligor or any of its property is subject with any Person, and any rights or interest thereunder, if, to the extent and for so long as the grant of a Lien thereon constitutes a breach of or a default under, or creates a right of termination in favor of, or (to the extent not obtained) requires the consent of, any party (other than such Obligor) to, such contract, instrument, document, lease, license or other agreement (but only to the extent any such prohibition on the granting of liens is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or Applicable Law), (f) any Excluded Account, (g) any asset that is subject to a Permitted Lien securing a Capital Lease or purchase money obligation permitted to be incurred pursuant to this Agreement if the underlying contract prohibits the creation of a Lien on such asset, (h) any assets as to which the Collateral Agent and the Issuer mutually determine that the costs, burden or consequence (including any adverse tax consequence) of obtaining a security interest in the same are excessive in relation to the benefit to the Secured Parties of the security intended to be afforded thereby, and (i) any moveable asset not located in the United States; provided, however, “U.S. Excluded Assets” shall not include any proceeds, products, substitutions or replacements of “U.S. Excluded Assets” (unless such proceeds, products, substitutions or replacements would otherwise constitute U.S. Excluded Assets)

“U.S. Patents” shall have the meaning set forth in the definition of “U.S. Collateral.”

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 3.6(f) hereof.

“U.S. Trademarks” shall have the meaning set forth in the definition of “U.S. Collateral.”

“U.S. Trade Secrets” shall have the meaning set forth in the definition of “U.S. Collateral.”

“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Warrant” means a warrant to purchase 500,000 shares of stock of the Topco, in each case, substantially in the form attached hereto as Exhibit D or otherwise in form and substance satisfactory to such Note Purchasers.

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the outstanding capital stock or other ownership interests of which will at the time be owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.

Section 1.4 Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which the Collateral Agent or any Note Purchaser is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. Except as otherwise expressly provided for herein, all references herein to the time of day shall mean the time in New York City, New York. For the purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”. Unless otherwise indicated herein, each reference to one or more months, quarters or years shall refer to one or more calendar months, calendar quarters or calendar years, respectively. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation” and the word “will” when used shall be construed to have the meaning and effect as the word “shall”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement or in a manner reasonably satisfactory to the Collateral Agent, if such Default or Event of Default is capable of being cured as determined by the Collateral Agent. Any Lien referred to in any of the Note Documents as having been created in favor of the Secured Parties, any agreement entered into by the Collateral Agent or the Note Purchasers pursuant to any of the Note Documents, any payment made by or to or funds received by the Collateral Agent or the Note Purchasers pursuant to or as contemplated by any of the Note Documents, or any act taken or omitted to be taken by the Collateral Agent or the Note Purchasers, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of the Collateral Agent or the Note Purchasers, as applicable. Wherever the phrase “to the best of the Issuer’s knowledge” or “to the best of Obligors’ knowledge” or words of similar import relating to the knowledge or the awareness of the Issuer or any Obligor are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of an executive officer of the applicable Obligor or (ii) the knowledge that an executive officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Obligor and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder. All references to “in the ordinary course of business” of the Obligors or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of such Obligor or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of any Obligor or their Subsidiaries or (iii) generally consistent with the past or current practice of such Obligor or such Subsidiary, as applicable, or any similarly situated business.

ARTICLE II. SALE AND PURCHASE OF NOTES; PAYMENTS.

Section 2.1 Notes.

(a) Sale and Purchase of Notes.

(i) Initial Notes. Subject to the terms and conditions expressly set forth in this Agreement, the Issuer shall issue and sell to each Note Purchaser that is party to this Agreement on the Closing Date, and each such Note Purchaser shall purchase from the Issuer, on the Closing Date, Initial Notes in a principal amount equal to the Initial Commitment of such Note Purchaser at a purchase price equal to 100% of such principal amount (subject to Section 3.2(b)). The Initial Commitment of each Note Purchaser shall expire and be irrevocably terminated upon the purchase by such Note Purchaser of Initial Notes in a principal amount equal to the full amount of its Initial Commitment.

(ii) Delayed Draw Notes. Subject to the terms and conditions expressly set forth in this Agreement, the Issuer shall issue and sell to each Note Purchaser that is party to this Agreement on the Delayed Draw Note Purchase Date, and each such Note Purchaser shall purchase from the Issuer, on the Delayed Draw Note Purchase Date, Delayed Draw Notes in a principal amount equal to an amount specified by the Issuer up to the Delayed Draw Commitment of such Note Purchaser at a purchase price equal to 100% of such principal amount (subject to Section 3.2(b)); provided that (x) on the Delayed Draw Note Purchase Date, each Note Purchaser purchasing Delayed Draw Notes shall purchase its pro rata portion of such Delayed Draw Notes, (y) there shall not be more than one (1) Delayed Draw Note Purchase Date, and (z) the Delayed Draw Notes shall be of the same series and shall have identical terms as the Initial Notes. The aggregate principal amount of Delayed Draw Notes issued hereunder shall be at least $10,000,000 and integral multiples of $1,000,000 in excess thereof. The Delayed Draw Commitment of each Note Purchaser shall expire and be irrevocably terminated on the earlier of (A) the purchase by such Note Purchaser of Delayed Draw Note Purchase Date in a principal amount equal to the amount specified by the Issuer pursuant to this clause (ii) and (B) the second (2nd) anniversary of the Closing Date.

(b) Authorization, Issuance and Authentication of Notes. The Issuer has duly authorized the issuance of the Notes and the incurrence of the Obligations, which authorization shall be evidenced by the issuance, sale and delivery of one or more Notes. Each Note shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Issuer by an authorized representative of the Issuer with his or her manual or facsimile signature. All such facsimile signatures shall have the same force and effect as if said representative had manually signed each of the Notes. In case any representative whose signature or a facsimile of whose signature appears on any Notes ceases to be such representative before the Closing Date or the Delayed Draw Purchase Date, as the case may be, such signature or such facsimile shall nevertheless be valid and sufficient for all purposes, and the Notes may be issued and delivered as if such representative had remained in office until the Closing Date or the Delayed Draw Purchase Date, as the case may be. The Note Administrative Agent will, upon written instructions of the Issuer, authenticate and deliver each Note.

(c) Sale and Delivery of Notes.

(i) The issuance, sale, authentication and delivery of the Initial Notes shall take place on the Closing Date. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Issuer shall issue and deliver the Initial Notes to the Note Administrative Agent, as custodian for DTC, for the benefit of the Note Purchasers, and each Note Purchaser shall purchase the Initial Notes from the Issuer by wire transfer of immediately available funds, in the principal amount of the Initial Notes being purchased by such Note Purchaser pursuant to Section 2.1(a)(i); provided that the aggregate principal amount of the Initial Notes purchased by each Note Purchaser pursuant to this Agreement shall not exceed such Note Purchaser’s Initial Commitment.

(ii) The issuance, sale, authentication and delivery of the Delayed Draw Notes shall take place on the Delayed Draw Purchase Date. Subject to the terms and conditions set forth in this Agreement, on the Delayed Draw Purchase Date, the Issuer shall issue and deliver Delayed Draw Notes to the Note Administrative Agent, as custodian for DTC, for the benefit of the Note Purchasers, and each Note Purchaser shall purchase the Delayed Draw Notes from the Issuer pursuant by wire transfer of immediately available funds, in the principal amount of the Delayed Draw Notes being purchased by such Note Purchaser pursuant to Section 2.1(a)(ii); provided that the aggregate principal amount of the Delayed Draw Notes purchased by each Note Purchaser pursuant to this Agreement shall not exceed such Note Purchaser’s Delayed Draw Commitment.

(d) Book-Entry Registration; Appointment of Registrar.

(i) The Notes shall be issued initially in the form of a single global note in fully-registered form (a “Global Note”), which shall be deposited with the Note Administrative Agent, as custodian for DTC, at the Designated Trust Office and registered in the name of Cede & Co., as nominee for DTC, duly executed by the Issuer and authenticated as provided herein. Each Note Purchaser purchasing Notes hereunder agrees that the deposit of a Global Note in accordance with the preceding sentence shall constitute valid delivery of its Notes and shall satisfy in full the Issuer’s obligation to sell Notes to such Note Purchaser.

(ii) The Note Administrative Agent is hereby appointed as registrar of the Notes (the “Registrar”) and as such is to maintain the register (in accordance with the requirements of Section 5f.103-1(c) of the United States Treasury Regulations) (the “Register”) providing for the registration of the Notes and the registration of transfers of the Notes.

(iii) None of the Issuer, any other Obligor, the Secured Parties, the Note Administrative Agent or the Registrar shall have any responsibility or obligation to any broker-dealer, bank, or other financial institution for which DTC holds the Notes from time to time as securities depository (“Direct Participants”) or to any person on behalf of whom any such Direct Participant holds an interest in the Notes (“Indirect Participants” and, together with Direct Participants, “Participants”). None of the Issuer, any other Obligor, the Secured Parties, the Note Administrative Agent or the Registrar shall have any responsibility or obligation with respect to (A) the accuracy of the records of DTC, Cede & Co., or any Direct or Indirect Participant; (B) the delivery of any notices to any Direct Participant or Indirect Participant, (C) the delivery to any Direct Participant or Indirect Participant or any other Person of any amount with respect to principal of or interest on the Notes, or (D) consents given or action taken by DTC. While the Notes are represented by Global Notes, no Person other than Cede & Co., or any successor thereto, as nominee for DTC, shall receive a Note evidencing the obligation of the Issuer to make payments of principal and interest pursuant to this Agreement.

(iv) Each Note Purchaser acknowledges that purchases of Notes in the DTC system must be made by or through its Direct or Indirect Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each ultimate beneficial owner of each Note (each such owner being a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Each Note Purchaser acknowledges that Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participants, through which the Beneficial Owner entered into the transaction. None of the Issuer, any other Obligor or the Note Administrative Agent will have any obligation or responsibility for the foregoing. All such purchases and other Transfers must be in full compliance with Section 2.1(e) hereof.

(v) Each Note Purchaser acknowledges that conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time, and none of the Issuer, any Obligor or the Note Administrative Agent shall have any obligation or responsibility with respect thereto.

(vi) Each Note Purchaser acknowledges that neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Each Note Purchaser acknowledges that under its usual procedures, DTC will mail an omnibus proxy to the Note Administrative Agent as soon as possible after any applicable record date and that the omnibus proxy will assign Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

(vii) Each Note Purchaser acknowledges that DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to the Issuer and that, if (A) the Issuer or the Collateral Agent advises the Note Administrative Agent in writing that DTC is no longer willing or able to properly discharge its responsibilities with respect to the Notes and the Issuer and the Collateral Agent are unable to locate a qualified successor, or (B) after the occurrence of an Event of Default, the Required Note Purchasers advise DTC in writing that the continuation of a book-entry system through DTC is no longer in the best interests of the Note Purchasers, then DTC may notify all Note Purchasers, the Collateral Agent and the Note Administrative Agent of the occurrence of any such event and of the availability of Definitive Notes to Note Purchasers requesting the same. Upon surrender to the Note Administrative Agent of the Global Note representing the Notes registered to Cede & Co. accompanied by registration instructions, the Issuer shall execute and the Note Administrative Agent, upon a written request of the Collateral Agent, shall authenticate and deliver the Definitive Notes in accordance with the instructions of DTC. None of the Issuer, any other Obligor the Registrar or the Note Administrative Agent shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Notes, the Note Administrative Agent shall recognize the holders of the Definitive Notes as Note Purchasers.

(viii)   The requirements of this Agreement for the registration or delivery of the Notes shall be subject to DTC registration and delivery procedures.

(ix) Upon delivery by DTC to the Note Administrative Agent of written notice to the effect that DTC has determined to substitute a new nominee in place of Cede & Co., and subject to the provisions in this Agreement with respect to interest checks or drafts being mailed or wire transfers to Note Purchasers, the words “Cede & Co.” in this Agreement shall refer to such new nominee of DTC.

(e) Transfer Restrictions. No sale, pledge, conveyance, assignment or other transfer (“Transfer”) of any Notes (or interest therein, including any interest as a Direct Participant, Indirect Participant or Beneficial Owner) may be made by any Person unless (i) such Transfer is accompanied by a simultaneous assignment or transfer, substantially in the form of Exhibit H attached hereto, of a pro rata portion of the transferor’s rights and obligations under this Agreement in accordance with Section 14.3 (other than Transfers made to the Insurers or their Designees pursuant to Section 14.3(b)) and (ii)(A) so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, such Transfer is made to a Person who the transferor reasonably believes is a QIB (I) acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others also are QIBs) to whom notice is given that the Transfer is being made in reliance on Rule 144A and (II) that is aware that the transferor of such Notes intends to rely on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act, or (B) such Transfer is otherwise made in a transaction exempt from the registration requirements of the Securities Act and applicable State securities laws. None of the Secured Parties, the Issuer, any other Obligor or the Note Administrative Agent is under any obligation to register the Notes under the Securities Act or any other securities law. The Registrar may request and shall receive in connection with any Transfer signature guaranties satisfactory to it in its reasonable discretion. Each purchaser of the Notes (or interest therein, including any interest as a Beneficial Owner) in making its purchase will be deemed to have agreed to make and have so made representations, warranties and covenants set forth on Exhibit B hereto.

Section 2.2 Disbursement of Note Proceeds. Each Note Purchaser shall pay the purchase price for its Notes to the Note Administrative Agent designated for such purpose. The proceeds of the Notes so provided shall be disbursed from whichever office or other place the Note Administrative Agent may designate from time to time and, together with any and all Obligations of Obligors to the Note Purchasers, shall be reflected in the Register on the Collateral Agent’s books. All proceeds of the Notes will be paid through the facilities of DTC. All beneficial owners of the Notes must maintain an account with a broker or dealer who is, or acts through, an institution for which DTC holds the Notes as securities depository in order to receive any payment under the Notes.

Section 2.3 Sharing of Payments. If any Note Purchaser (each, a “Benefited Holder”) shall at any time receive any payment of all or part of any of its Notes, or interest therein, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to or Collateral received by any other Note Purchaser, if any, in respect of such other Note Purchaser’s Notes, or interest therein, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Holder shall purchase for cash from the other Note Purchasers a participation in such portion of each such other Note Purchaser’s Notes, or shall provide such other Note Purchaser with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Holder to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Note Purchasers; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Holder, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Note Purchaser so purchasing a portion of another Note Purchaser’s Notes may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Note Purchaser were the direct holder of such portion, and the obligations owing to each such purchasing Note Purchaser in respect of such participation and such purchased portion of any other Note Purchaser’s Notes shall be part of the Obligations secured by the Collateral.

Section 2.4 Repayment of Notes.

(a) The Issuer shall repay to the Note Administrative Agent, for the ratable benefit of the applicable Note Purchasers, on the Maturity Date, the then outstanding principal amount of the Notes, together with all accrued and unpaid interest on the amount so repaid or otherwise due and payable, subject to earlier prepayment as provided herein.

(b) Notwithstanding the foregoing, the Notes shall be subject to earlier repayment upon acceleration (in accordance with the terms hereof) after the occurrence of an Event of Default under this Agreement. Each payment (including each prepayment) by the Issuer on account of the principal of and interest on the Notes shall be applied according to the applicable principal amount of the outstanding Notes held by the Note Purchasers.

Section 2.5 [Reserved.]

Section 2.6 Prepayments and Closing Payments.

(a) Voluntary Prepayments. Subject to the payment of the amounts described in Section 2.6(d), the Issuer may, at any time or from time to time voluntarily prepay the Notes in whole or in part; provided that the Issuer shall give written notice to the Collateral Agent and the Note Administrative Agent of an intended prepayment of the Notes at least ten (10) days prior to the date of any prepayment (or such shorter period acceptable to the Collateral Agent), which notice shall specify the amount of the prepayment and shall be irrevocable once given; provided that any such notice may state on its face that such notice of prepayment is conditioned upon the effectiveness of other credit facilities or any incurrence or issuance of Indebtedness or Equity Interests or the occurrence of any other transaction, in which case such notice may be revoked by the Issuer (by notice to the Note Administrative Agent and the Collateral Agent on or prior to the specified effective date) if such condition is not satisfied, or such condition may be waived by the Issuer. The Collateral Agent will promptly notify each Note Purchaser of its receipt of each such notice, and of the amount of such appropriate Note Purchaser’s pro rata share of such prepayment, including by sending any appropriate notice through the facilities of DTC.

(b) Mandatory Prepayments.

(i) Subject to the payment of the amounts described in Section 2.6(d), in the event the CP Insurance Policy is terminated, cancelled or modified in writing for any reason (provided that any such modification has not been consented to by the Collateral Agent) or if the Issuer shall dispute in writing the validity of the CP Insurance Policy or its liability for coverage thereunder, the Issuer shall prepay the entire outstanding principal amount of the Notes no later than five (5) Business Days following such termination, cancellation, modification or dispute.

(ii) Subject to the payment of the amounts described in Section 2.6(d), if the Obligors sell or otherwise disposes of all or substantially all of the Collateral, the Issuer shall prepay the Notes in an amount equal to the Net Cash Proceeds of such sale or disposition. Such repayment of the Notes is to be made promptly but in no event more than five (5) Business Days following receipt of such Cash Proceeds by an Obligor, and until the date of payment, such proceeds shall be held in trust for the Collateral Agent on behalf of itself and on behalf of the other Secured Parties. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof.

(iii) Proceeds received by any Obligor, the Collateral Agent or the Note Administrative Agent under the CP Insurance Policy, shall be paid by the relevant recipient to the Note Purchasers and applied to the outstanding principal amount of the Notes within one (1) Business Day of receipt thereof.

(iv) Net Cash Proceeds received by any Obligor (A) under any property or casualty insurance policy of any Obligor (other than business interruption insurance) on account of damage or destruction of any Collateral or under any condemnation award as a result of any taking or condemnation of any Collateral) shall be applied to the outstanding principal amount of the Notes within ten (10) Business Days of receipt thereof, and (B) with respect to any Disposition (other than Dispositions described in clause (ii) above or any Disposition permitted under clauses (a) through (l) of the definition of “Permitted Dispositions”) shall be applied to the outstanding principal amount of the Notes within ten (10) Business Days of receipt thereof; provided that with respect to any Net Cash Proceeds described in this clause (iv), the Issuer may, within such ten (10) Business Day period, elect by written notice to the Collateral Agent to apply such Net Cash Proceeds to repair or replace Collateral or reinvest in assets of a kind then used or usable in the business of the Obligors and their Subsidiaries (other than cash, Cash Equivalent or other current assets), and if it does so elect, shall not be required to apply such Net Cash Proceeds to prepay the Notes as set forth above except to the extent of any such Net Cash Proceeds that it has not so applied to repair or replace Collateral or reinvest in such assets within 180 days of receiving such Net Cash Proceeds (or, if a binding commitment in respect thereof has been entered into within such 180-day period, to the extent of any such Net Cash Proceeds that it has not so applied to repair or replace Collateral or reinvest in assets within 180 days after the end of such 180-day period) (or, in each case, such longer period acceptable to the Collateral Agent), so long as (x) no Default or Event of Default has occurred and is continuing at the time of such reinvestment and (y) such Net Cash Proceeds are held in a Deposit Account, subject to a Deposit Account Control Agreement prior to the consummation of such reinvestment.

(v) Subject to the payment of the amounts described in Section 2.6(d), if the Obligors incur any Indebtedness not expressly permitted to be incurred pursuant to Section 7.6, the Issuer shall prepay the Notes in an amount equal to the Net Cash Proceeds of such Indebtedness. Such repayment of the Notes is to be made promptly but in no event more than one (1) Business Day following receipt of such Net Cash Proceeds by an Obligor, and until the date of payment, such proceeds shall be held in trust for the Collateral Agent on behalf of itself and on behalf of the other Secured Parties.

(c) Accrued Interest. All prepayments hereunder shall be accompanied by the payment of accrued interest on the amount so prepaid in respect thereof.

(d) Call Protection. Notwithstanding anything to the contrary herein or in any other Note Document, no amount of outstanding Notes shall be prepaid or repaid by any Obligor under Section 2.6(a), Section 2.6(b)(i), Section 2.6(b)(ii) or Section 2.6(b)(v) unless the Issuer pays (or causes to be paid) to the Note Administrative Agent, for the ratable benefit of each Note Purchaser, any Applicable Premium that is due and payable in respect of such prepayment or repayment in accordance with the terms hereof.

Section 2.7 Use of Proceeds.

(a) The Obligors shall apply the proceeds of the Notes to (i) fund the Interest Reserve Accounts in accordance with Section 3.1(b), (ii) pay fees and expenses relating to the Transactions, including the applicable premium for the CP Insurance Policy in accordance with the Payment Instructions described in Section 8.1(l), (iii) pay in full of all outstanding obligations under the Bridge Financing required to obtain the release of applicable liens in favor of Brucke Funding LLC, and (iv) provide for the working capital needs of the Obligors and other general corporate purposes.

(b) Without limiting the generality of Section 2.7(a) above, neither the Obligors nor any other Person which may in the future become party to this Agreement or the Other Documents as an Obligor, intends to use nor shall they use any portion of the proceeds of the Notes for any purpose in violation of Applicable Law.

Section 2.8 Payment of Obligations. The Issuer will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all Obligations. The Collateral Agent and the Note Purchasers may add to the Obligations: (a) all payments with respect to any of the Obligations required hereunder (including payments of interest, insurance premiums and all other fees provided for hereunder and payments under Sections 14.5 and 14.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (b) without limiting the generality of the foregoing clause (a), all reasonable amounts expended by the Collateral Agent pursuant to Section 4.2 or Section 4.3 hereof, and (c) any sums expended by the Collateral Agent in accordance with the terms of the Note Documents due to the Issuer’s failure to perform or comply with its obligations under this Agreement or any Other Document, and all such amounts shall be added to the Obligations and shall be secured by the Collateral.

ARTICLE III.  INTEREST AND FEES; PAYMENTS GENERALLY.

Section 3.1 Interest.

(a) Interest. The principal amount of the Notes shall bear interest at a rate per annum equal to the Interest Rate.

(b) Interest Payment Dates. Interest on the Notes shall be payable in cash quarterly in arrears on each March 15, June 15, September 15 and December 15 (each, an “Interest Payment Date”), commencing on September 15, 2023; provided that (i) in the event of any repayment or prepayment of any Note (including on the Maturity Date or upon acceleration or otherwise), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment in cash and (ii) notwithstanding anything to the contrary herein, with respect to the first four (4) Interest Payment Dates occurring after the Closing Date, the Issuer hereby directs and authorizes the Note Administrative Agent, and the Note Administrative Agent hereby agrees, to disburse the applicable amount of interest payable on such Interest Payment Date from the Interest Reserve Account to each Note Purchaser, and upon such disbursement from the Interest Reserve Account to the Note Purchasers, the Issuer shall be deemed to have made the interest payment due on such Interest Payment Date (it being understood and agreed that to the extent the funds in the Interest Reserve Account are not sufficient to pay the full amount of the interest then due, the Issuer agrees to pay the Note Administrative Agent (for the account of each Note Purchaser) any such deficient amount in cash on the applicable Interest Payment Date). Notwithstanding anything to the contrary herein, the Interest Reserve Account and all funds, investments or other property therein and all proceeds and earnings thereon (collectively, the “Interest Reserve Account Funds”) shall be subject to the exclusive dominion and control of the Note Administrative Agent. The Issuer hereby acknowledges and agrees that neither it nor any of its Subsidiaries or Affiliates shall directly or indirectly seek at any time to obtain (whether by informal or formal process) control over the Interest Reserve Account (or the Interest Reserve Account Funds). The Issuer further agrees that it and its Subsidiaries and Affiliates will support the Note Administrative Agent and the Note Purchasers in any proceeding, action or similar dispute regarding the fact that no party, other than the Note Administrative Agent (at the direction of the Note Purchasers), has control over the Interest Reserve Account (or the Interest Reserve Account Funds). The Note Administrative Agent and the Issuer have not entered and will not enter into any other agreement with respect to control of the Interest Reserve Account (or the Interest Reserve Account Funds).

(c) Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the direction of the Collateral Agent (or, in the case of any Event of Default under ARTICLE X, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), the Obligations shall bear interest at a rate per annum equal to the Interest Rate plus 2.00% (the “Default Rate”), but in no event to exceed the highest lawful rate. The Default Rate shall be payable in cash on demand.

Section 3.2 Fees.

(a) The Issuer shall pay the Collateral Agent all fees in the amounts set forth in the Fee Letter in the manner and at the times required thereby.

(b) The Issuer shall pay to each Note Purchaser, for its own account, an upfront fee equal to 0.75% of such Note Purchaser’s Commitments; provided that such fee, at the option of the Note Purchasers, may be treated as original issue discount.

Section 3.3 Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed.

Section 3.4 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (a) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (b) such excess amount shall be first applied to any unpaid principal balance owed by Issuer; and (c) if the then remaining excess amount is greater than the previously unpaid principal balance, the Collateral Agent and the Note Administrative Agent shall promptly refund such excess amount to the Issuer, to the extent not previously distributed to the Note Purchasers, and the provisions hereof shall be deemed amended to provide for such permissible rate.

Section 3.5 Payments Generally.

(a) The Issuer shall make all payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents by wire transfer in Dollars and in immediately available funds, without condition, deduction, set-off or counterclaim, to the Note Debt Service Account, or such other account as shall be specified by the Note Administrative Agent from time to time by written notice to the Issuer, which notice shall be delivered not later than 1:00 PM (New York City time) on the date which is one (1) Business Day prior to the date on which such payment shall become due. All such payments shall be made not later than 1:00 PM (New York City time) on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the immediately succeeding Business Day).

(b) The Note Administrative Agent shall disburse amounts deposited in the Note Debt Service Account and the Interest Reserve Account, and distribute any other amounts received by it pursuant to clause (a) to pay principal, interest and other amounts payable hereunder in respect of the Notes to DTC or its nominee with respect to the Global Notes and with respect to the Definitive Notes, to the applicable Note Purchasers at such office or bank account as shall be specified by such Note Purchaser from time to time by written notice to the Note Administrative Agent, which notice shall be delivered not later than 1:00 PM (New York City time) on the date which is three (3) Business Days prior to the date on which such payment shall become due. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Interest Rate during such extension.

Section 3.6 Taxes.

(a) All payments by any party under this Agreement, the Notes or any Other Document to each Note Purchaser shall be made free and clear of and without deduction for any and all Taxes, except as required by Applicable Law.

(b) If Applicable Law (as determined in the good faith discretion of the applicable payor or withholding agent) requires the deduction or withholding of any Taxes from any such payment, then the applicable payor or withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with Applicable Law and, if such Tax is an Indemnified Tax on or with respect to any payment by or on account of any obligation of the Obligors hereunder or under any Other Document, then the sum payable to the Note Purchaser shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.6), such Note Purchaser receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(c) The Issuer shall timely pay to the relevant Governmental Body in accordance with Applicable Law, or at the option of the Note Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) The Issuer shall indemnify the Collateral Agent, each Note Purchaser and the Note Administrative Agent for the full amount of Indemnified Taxes or Other Taxes required to be withheld or deducted from a payment to be paid to or payable by the Collateral Agent, such Note Purchaser or the Note Administrative Agent, as applicable, on or with respect to any payment by or on account of any obligation of the Obligors hereunder or under any Other Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.6 and any reasonable expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. This indemnification shall be made within ten (10) days from the date a Note Purchaser, the Collateral Agent or the Note Administrative Agent, as applicable, makes written demand therefor. A certificate as to the amount of such payment or liability delivered to the Issuer by the Collateral Agent, a Note Purchaser or the Note Administrative Agent shall be conclusive absent manifest error.

(e) As soon as practicable, the Issuer or other Obligor (as applicable) will furnish to the Note Administrative Agent the original or a certified copy of any receipt evidencing payment thereof, or, if no such receipt is available, other evidence (including any returns reporting such payment) of such payment reasonably satisfactory to the Note Administrative Agent.

(f) Any Note Purchaser that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any Other Document shall deliver to the Note Administrative Agent, at the time or times prescribed by Applicable Law or reasonably requested by Issuer, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Note Purchaser, if requested by the Note Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Issuer as will enable Issuer to determine whether or not such Note Purchaser is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in clauses (i), (ii) and (iv) of this Section 3.6(f)) shall not be required if in the Note Purchaser’s reasonable judgment such completion, execution or submission would subject such Note Purchaser to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Note Purchaser. Without limiting the generality of the foregoing, in the event that the Issuer is resident for tax purposes in the United States of America:

(i) any Note Purchaser that is a U.S. Person shall deliver to the Issuer and the Note Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Note Purchaser acquires an interest in a Note (and from time to time thereafter upon the request of Issuer), executed copies of IRS Form W-9 certifying that such Note Purchaser is exempt from U.S. federal backup withholding tax;

(ii) any Foreign Note Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Note Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Not Purchaser acquires an interest in a Note (and from time to time thereafter upon the reasonable request of the Issuer or the Note Administrative Agent), whichever of the following is applicable:

(1) In the case of a Foreign Note Purchaser claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, duly completed executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, duly completed executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such treaty;

(2) duly completed executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Note Purchaser claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Note Purchaser is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Issuer within the meaning of Section 871(h)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed executed copies of IRS Form W-8BEN-E;

(4) to the extent a Foreign Note Purchaser is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Note Purchaser is a partnership and one or more direct or indirect partners of such Foreign Note Purchaser are claiming the portfolio interest exemption, such Foreign Purchaser may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Note Purchaser shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Note Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Note Purchaser becomes a Note Purchaser (and from time to time thereafter upon the reasonable request of the Issuer or the Note Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Issuer or the Note Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Note Purchaser, the Note Administrative Agent or the Collateral Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Note Purchaser, Note Administrative Agent or Collateral Agent shall deliver to Issuer and the Note Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Issuer or the Note Administrative Agent (A) such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and (B) such other documentation reasonably requested by the Issuer or the Note Administrative Agent as may be necessary for the Issuer and the Note Administrative Agent to comply with their obligations under FATCA, to determine that such Note Purchaser, the Note Administrative Agent or the Collateral Agent has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.6(f)(iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) In addition, each Note Purchaser agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it shall upon request update such form or certification and deliver to the Issuer and the Note Administrative Agent such other forms as may be required in order to confirm or establish the entitlement of such Note Purchaser to a continued exemption from or reduction in United States withholding Taxes with respect to payments hereunder or under any Other Document or promptly notify the Issuer and the Note Administrative Agent in writing of its legal inability to do so.

(h) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.6 shall survive the payment in full of principal, interest, fees and any other amounts payable hereunder (other than amounts payable pursuant to this Section 3.6), and the assignment of rights by, or the replacement of, a Note Purchaser; provided that notwithstanding anything herein or in any Other Document, any such agreements and obligations that so survive shall constitute unsecured obligations.

(i) If any Person determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified or with respect to which it has paid additional amounts pursuant to this Section 3.6, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 3.6 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund); provided that such indemnifying party, upon the request of such indemnified party agrees to repay the amount paid over to such indemnifying party (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to such indemnified party in the event such indemnified party is required to repay such refund to such Governmental Body. This Section 3.6 shall not be construed to require indemnified party, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any other Person. Notwithstanding anything to the contrary in this Section 3.6(i), in no event will any indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.6(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(j) The Issuer and each Note Purchaser shall file all tax returns consistent with the following: (i) the Notes are debt for U.S. federal and state income Tax purposes; (ii) the Notes are issued with original issue discount; and (iii) the Notes are not governed by the rules set out in the U.S. Treasury Regulations Section 1.1275-4. The inclusion of this paragraph is not an admission by any Note Purchaser that it is subject to U.S. Tax.

ARTICLE IV.  U.S. COLLATERAL: GENERAL TERMS.

Section 4.1 Security Interest in the U.S. Collateral. To secure the prompt payment and performance to the Note Purchasers (and each other Secured Party) of the Obligations, each Obligor hereby assigns, pledges and grants to the Collateral Agent for its benefit and for the benefit of the Note Purchasers and each other Secured Party, a continuing security interest in and to, and Lien, on all of its U.S. Collateral. For clarity, the U.S. Collateral that constitutes Intellectual Property does not include, and no security interest or Lien is granted in, to or on, any rights arising under any laws other than the laws of the United States, or a State or political subdivision thereof.

Section 4.2 Perfection of Security Interest. Each Obligor shall take all reasonable action that the Collateral Agent may reasonably request from time to time, so as at all times to maintain the attachment, perfection (with respect to the U.S. Collateral that constitutes Intellectual Property, to the extent that a security interest may be perfected by the filing, recordation, delivery and other actions contemplated herein) and first priority (other than any Permitted Liens arising by operation of law or otherwise expressly permitted under this Agreement) of, and the ability of the Collateral Agent to enforce, the security interest of the Collateral Agent in any and all of the U.S. Collateral; provided that no Obligor shall be required to take any action to perfect any security interest in (a) any real property that is not owned in fee simple by such Obligor or that has a fair market value of less than $1,000,000 or (b) any motor vehicles and other assets subject to certificates of title or ownership to the extent a security interest therein cannot be perfected by a filing of a financing statement. By its signature hereto, each Obligor hereby authorizes the Collateral Agent to file against such Obligor, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code and the IP Security Agreement or amendments thereof with the United States Patent and Trademark Office and the United States Copyright Office; all filings shall be in form and substance reasonably satisfactory to the Collateral Agent (which statements may have a description of collateral which is broader than that set forth herein).

Section 4.3 Preservation of U.S. Collateral. Following the occurrence and during the continuation of a Default or Event of Default, in addition to the rights and remedies set forth in ARTICLE XI hereof, the Collateral Agent may at any time take such steps as the Collateral Agent, individually and acting at the direction of the Required Note Purchasers, deems reasonably necessary to protect the Secured Parties’ interest in and to preserve the U.S. Collateral. Each Obligor shall cooperate fully with all of the Collateral Agent’s, or the Collateral Agent’s designated agent’s, reasonable efforts to preserve the U.S. Collateral and will take such actions to preserve the U.S. Collateral as the Collateral Agent, individually and acting at the direction of the Required Note Purchasers, may direct. All of the Collateral Agent’s, or the Collateral Agent’s designated agent’s, reasonable and documented expenses of preserving the U.S. Collateral, including any expenses relating to the bonding of a custodian, shall be added to the Obligations.

Section 4.4 Ownership of U.S. Collateral. With respect to the U.S. Collateral each Obligor is fully authorized and able to sell, transfer, pledge and/or grant a valid, perfected security interest in each and every item of its respective U.S. Collateral to the Collateral Agent for its benefit and the benefit of the Secured Parties; and the U.S. Collateral is free and clear of all Liens whatsoever (except Permitted Liens).

Section 4.5 Defense of the Note Purchasers’ Interests. Until Payment in Full of the Obligations, the Secured Parties’ interests in the U.S. Collateral shall continue in full force and effect. Each Obligor shall defend the Secured Parties’ interests in the U.S. Collateral against any and all Persons whatsoever. At any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right to take possession of the indicia of the U.S. Collateral and the U.S. Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If the Collateral Agent exercises this right to take possession of the U.S. Collateral, the Obligors shall, upon demand, assemble it and make it available to the Collateral Agent at a place reasonably convenient to the Collateral Agent. In addition, with respect to all U.S. Collateral, the Collateral Agent and the Note Purchasers shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law.

Section 4.6 Inspection of Premises. Once per year (or if an Event of Default exists or has occurred and is continuing, at any time and from time to time) as reasonably requested by the Collateral Agent, at the reasonable cost and expense of Obligors, Obligors shall provide to the Collateral Agent or such Person’s designee complete access to any premises of any Obligor in a manner that does not unreasonably disrupt the operation of the business of any Obligor at a date and time to be mutually reasonably agreed and during business hours and after reasonable prior written notice to such Obligor (or at any time without notice if an Event of Default exists or has occurred and is continuing), for the purpose of inspecting the U.S. Collateral and other records, and auditing, checking, inspecting and making abstracts and copies from each Obligor’s books, records, audits, correspondence and all other papers relating to the U.S. Collateral and the operation of such Obligor’s business; provided that (a) any such access or inspection shall be conducted in compliance with any applicable health, safety and security protocol and shall be subject to Section 14.15, (b) notwithstanding anything to the contrary herein, no Obligor shall be required to provide access to, disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information or other matter (i) that constitutes non-financial Trade Secrets or non-financial proprietary information of any Obligor or any of its Subsidiaries and/or any of its customers and/or suppliers, (ii) in respect of which disclosure to the Collateral Agent or any Secured Party (or any of their respective representatives or agents) is prohibited by Applicable Law, (iii) that is subject to attorney-client or similar privilege or (iv) in respect of which any Obligor or any Subsidiary thereof owes confidentiality obligations to any third party (so long as such obligations were not incurred in contemplation of preventing such disclosure, inspection, examination or copying hereunder, and it being understood that (A) the Issuer shall inform the Collateral Agent of the existence and nature of the confidential records, documents or other information not being provided and, (B) following a reasonable request from the Collateral Agent (at the direction of the Required Note Purchasers), use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any material cost or expense or pay any consideration of any type of such party in order to obtain such consent).

Section 4.7 Appraisals. The Collateral Agent may at any time prior to the Maturity Date, in its sole discretion, cause one written appraisal of the Intellectual Property of the Obligors, in form, scope and methodology reasonably acceptable to the Collateral Agent, to be delivered to the Collateral Agent and the Note Purchasers at the expense of Obligors (which shall not exceed in the aggregate $25,000); provided that if an Event of Default exists or has occurred and is continuing the Collateral Agent may cause additional written appraisals of the Intellectual Property of the Obligors, at Obligors’ expense, at any time and from time to time (which shall not exceed in the aggregate $100,000).

Section 4.8 Exculpation of Liability. Nothing herein contained shall be construed to constitute the Collateral Agent or any Note Purchaser as any Obligor’s agent for any purpose whatsoever, nor shall the Collateral Agent or any Note Purchaser be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof, except to the extent that any of the foregoing arises out of the gross negligence, fraud, bad faith or willful misconduct of the Collateral Agent or any Note Purchaser, as applicable (as determined in a nonappealable judgment of a court of competent jurisdiction). Each of the Collateral Agent and the Note Purchasers, whether by anything herein or in any assignment or otherwise, shall not assume any of any Obligor’s obligations under any contract or agreement assigned to such Person, and the Collateral Agent and the Note Purchasers shall not be responsible in any way for the performance by any Obligor of any of the terms and conditions thereof.

Section 4.9 Release. All security interests granted hereby shall automatically terminate, and the Obligors shall automatically be released and discharged from their obligations hereunder this ARTICLE IV, upon Payment in Full of the Obligations. In addition, the Lien on any Collateral granted to or held by the Collateral Agent under any Note Document shall be automatically released upon (a) the effectiveness of any written consent to the release of any security interest in such Collateral (other than all or substantially all of the Collateral) by the Collateral Agent (at the direction of the Required Note Purchasers), (b) any Disposition of such Collateral to a Person that is not, and not required to become, an Obligor in a Permitted Disposition or (c) to the extent the property constituting such Collateral is owned by any Guarantor Subsidiary, upon the release of such Guarantor Subsidiary from its obligations from the Guaranty under Section 15.10 of this Agreement. In connection with any termination or release pursuant to this Section 4.9, the Collateral Agent agrees to execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request and deliver to evidence such termination or release and, where applicable, shall promptly file or record, or authorize the Obligor to file or record, any such documents (including at the United States Patent and Trademark Office and the United States Copyright Office); provided that the Issuer shall have delivered to the Collateral Agent a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of the Note Documents and that the execution by the Collateral Agent of any documents or instruments evidencing or authorizing such release is authorized or permitted by the terms of this Agreement and the Note Documents. Any execution and delivery of documents by the Collateral Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Collateral Agent. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) securing the Obligations, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Prior to acting in any such respect as described in this Section 4.9, the Collateral Agent may request that the Required Note Purchasers confirm in writing the Collateral Agent’s authority to release any Lien.

Notwithstanding anything to the contrary herein or in any Note Document, the parties hereto acknowledge and agree that it is the intention of the parties that each Obligor assigns, pledges and grants to the Collateral Agent for its benefit and for the benefit of the Note Purchasers and each other Secured Party, a continuing security interest in and to, and Lien, on all of the Collateral pursuant to this Agreement and the other Security Documents, including the German Security Documents and the Dutch Security Documents, and nothing herein shall be construed as limiting or otherwise modifying the terms of the other Security Documents, including any German Security Document and any Dutch Security Document.

ARTICLE V. REPRESENTATIONS AND WARRANTIES.

Each Obligor represents and warrants as follows:

Section 5.1 Authority. Such Obligor has full power, authority and legal right to enter into the Note Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. The Note Documents to which it is a party have been duly executed and delivered by such Obligor, and the Note Documents to which it is a party constitute the legal, valid and binding obligation of such Obligor enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Note Documents to which it is a party (a) are within such Obligor’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of the terms of such Obligor’s Organizational Documents, (b) except for any conflict or violation that has not had or would not reasonably be expected to have a Material Adverse Effect, do not conflict with or violate any Material Contract to which such Obligor is a party or by which such Obligor is bound or any Applicable Law, (c) do not require the Consent of any Governmental Body, any Person that is a party to any agreement in respect of the Existing Debt or any other Person, other than those that have been duly obtained, made or compiled prior to the Closing Date and that are in full force and effect, and (d) do not result in the creation of any Lien upon any Collateral or any other asset of any Obligor (other than any Permitted Liens).

Section 5.2 Formation and Qualification. Each of the Obligors and its Subsidiaries (a) is a legal entity duly organized, validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary to operate its properties and own its assets and to carry on its business as now conducted, and (c) is qualified to do business in, and is in good standing in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except, in the case of clause (b) or (c), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.3 Tax Returns. Each of the Obligors and its Subsidiaries has filed, or caused to be filed, all material tax returns it is required by law to file (unless the timing for the filing of any such return has been extended in accordance with Applicable Law) and has paid, or caused to be paid, all material taxes, assessments, fees and other governmental charges that are due and payable unless being Properly Contested. The provision for taxes on the books of each Obligor is adequate for all years not closed by applicable statutes and for its current fiscal year, and no Obligor has any knowledge of any material deficiency or additional assessment in connection therewith not provided for on its books.

Section 5.4 Financial Condition; No Material Adverse Change.

(a) The Issuer has heretofore furnished in writing to the Collateral Agent and the Note Purchasers an unaudited, indicative pro forma balance sheet and other financial information reflecting the financial position of the Obligors as of the Closing Date, after giving effect to the issuance of the Notes hereunder, the application of the proceeds thereof and to the Transactions contemplated to occur on the Closing Date, certified by a Responsible Officer of the Issuer as having been prepared in good faith based upon reasonable assumptions. Such financial information presents fairly, in all material respects, on a pro forma basis, the estimated financial position of the Issuer on the Closing Date.

(b) The Issuer has heretofore furnished in writing to the Collateral Agent the audited balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for the twelve (12) month period ending December 31, 2022, and the unaudited and preliminary balance sheet and related statements of operations as of March 31, 2023, all certified by a Responsible Officer of the Issuer as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its Subsidiaries on a consolidated basis, in accordance with IFRS consistently applied, as of and for the periods presented, subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.

(c) Since December 31, 2022, there has been no Material Adverse Effect.

Section 5.5 Entity Names. Other than as described in the Perfection Certificate, during the five (5) years preceding the date of this Agreement, no Obligor (a) has been known by any other company or corporate name, as applicable, or (b) has been the surviving corporation or company, as applicable, of a merger or consolidation or has acquired all or substantially all of the assets of any Person.

Section 5.6 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) each of the Obligors and its Subsidiaries has all Permits required to be obtained or filed in connection with the operations of the such Person under any Environmental Law and all of such Permits are valid and in full force and effect; (b) the Obligors and their Subsidiaries have conducted its activities in compliance with applicable Environmental Laws and Permits, and the operations of such Obligors and their Subsidiaries comply in all material respects with all Environmental Laws and all Permits; (c) there has been no investigation by any Governmental Body or any proceeding, complaint, order, directive, claim, citation or notice by any Governmental Body with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Obligors or their Subsidiaries, and nor is any pending or to Issuer’s knowledge threatened in writing; and (d) the Obligors and their Subsidiaries have no liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

Section 5.7 Solvency; No Litigation; No Indebtedness; Compliance with Law.

(a) The Obligors and their Subsidiaries (on a consolidated basis) are Solvent on the date of this Agreement and will be on the Closing Date Solvent after giving effect to the issuance of the Initial Notes on the Closing Date.

(b) As of the date of this Agreement, there is no pending or (to the knowledge of the Obligors) written threat of litigation, arbitration, actions or proceedings (at law, in equity, in arbitration or before any Governmental Body) by or against any Obligor or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(c) None of the Obligors or their Subsidiaries has any outstanding Indebtedness other than the Obligations and any other Indebtedness permitted under Section 7.6.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, each of the Obligors and its Subsidiaries is in compliance with all provisions of all foreign, federal, state and local laws and regulations applicable to such Obligor or Subsidiary, including those relating to its ownership of real or personal property, the conduct and licensing of its business, and all environmental matters. Each Obligor has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Bodies that are necessary for the continued operation of its business as currently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.8 Licenses and Permits. The Obligors and their Subsidiaries have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Body required for the lawful conduct of their business (the “Permits”) where the failure to have such Permits has or would reasonably be expected to have a Material Adverse Effect. All of the Permits are valid and subsisting and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.9 No Burdensome Restrictions. None of the Obligors and their Subsidiaries has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien (other than a Permitted Lien).

Section 5.10 Margin Regulations. None of the Obligors and their Subsidiaries has engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Notes will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

Section 5.11 Investment Company Act. None of the Obligors and their Subsidiaries is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.

Section 5.12 Disclosure. All information (other than financial projections, estimates and other forward-looking statements and information of a general economic or industry specific nature) furnished by or on behalf of any Obligor in writing to the Collateral Agent or the Note Purchasers in connection with the Note Documents or any transaction contemplated hereby or thereby, including all information on the Perfection Certificate and all information provided with respect to the Collateral, taken as a whole, and giving effect to all updates thereto, is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information (taken as a whole) not misleading in any material respect.

Section 5.13 CP Insurance Policy. The Obligors have reviewed the CP Insurance Policy and, to the best of their knowledge, all representations, warranties and other statements made by or on behalf of the Obligors in connection with the CP Insurance Policy were, when made, and are, as of the Closing Date, true, correct and complete in all material respects. The CP Insurance Policy shall be in full force and effect on the Closing Date and as of such date the Obligors know of no basis on which the insurance providers could or would assert any invalidity in the CP Insurance Policy or any right of, or basis for, termination thereof or denial or reduction of any claim for payment thereunder.

Section 5.14 Business and Property of Obligors. Each Obligor does not propose to engage in any business other than the design, sales, production and distribution of electric vehicles (and the development of plans therefor), including after sales services, associated mobility services and the design, operation and roll-out of EV microfactories and all related or associated technologies and activities necessary to conduct the foregoing, and any business or activity that is similar or otherwise reasonably related, ancillary, complementary or incidental thereto. On the Closing Date, each Obligor will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Obligor.

Section 5.15 Federal Securities Laws. As of the date of this Agreement, other than in relation to or as a result of the Business Combination, no Obligor nor any of their Subsidiaries (a) is required to file periodic reports under the Exchange Act, (b) has any securities registered under the Exchange Act or (c) has filed a registration statement that has not yet become effective under the Securities Act.

Section 5.16 Equity Interests. The authorized and outstanding Equity Interests of the Issuer and its Subsidiaries, and each legal and beneficial holder thereof as of the Closing Date, are as set forth on Schedule 3 of the Perfection Certificate. All of the Equity Interests of each Obligor and their Subsidiaries have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 3 of the Perfection Certificate, as of the Closing Date, there are no subscriptions, warrants, options, equity incentive plans, calls, commitments, rights or agreement by which the Issuer or any of its Subsidiaries is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of the Issuer and any of its Subsidiaries. Except for the rights and obligations set forth on Schedule 3 of the Perfection Certificate, as of the Closing Date, the Obligors and their Subsidiaries have not issued any securities and/or notes convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.

Section 5.17 Material Contracts. Each Obligor has heretofore delivered to the Collateral Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. Obligors are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract, except where such breach, default or termination has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Foreign Assets Control Regulations; Anti-Terrorism Laws and Anti-Money Laundering.

(a) The Obligors and their Subsidiaries and their respective directors, officers, and, to the knowledge of the Obligors, agents and employees of the foregoing (in each case, in their capacity as such), are currently in compliance in all respects, and have been in the past five (5) years in compliance in all material respects, with applicable Anti-Terrorism Laws and applicable Sanctions. Neither the Obligors, their Subsidiaries, nor any of their respective directors, officers or employees or, to the knowledge of Obligors, any of their respective agents, Affiliates (including any joint venture partners) or representatives, is a Sanctioned Person. Neither the Obligors nor any of their Subsidiaries has in the past five (5) years had or currently has assets located in, or otherwise directly or indirectly derived or currently derives revenue from or engaged or currently engages in, investments, dealings, activities, business or transactions in or with any Sanctioned Jurisdiction, Venezuela, or Afghanistan. None of the Obligors or any of their Subsidiaries has in the past five (5) years directly or indirectly derived or currently derives revenue from or engaged or currently engages in investments, dealings, activities, business or transactions directly or indirectly with any Sanctioned Person in violation of Sanctions.

(b) Each of the Obligors and their Subsidiaries is in compliance in all material respects with the USA PATRIOT Act. No part of the proceeds of the Notes will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended and all other laws, rules and regulations related to corruption or bribery of any jurisdiction applicable to the Issuer and its Subsidiaries.

(c) The representations and warranties given in this Section 5.18 shall not be made to the extent that they would result in a violation of or conflict with (i) Article 7 the German Foreign Trade Regulation (Außenwirtschaftsverordnung), (ii) EU law, in particular council regulation (EC) No 2271/1996 (EU blocking regulation) or (iii) any similar applicable anti-boycott law or regulation, as amended from time to time.

Section 5.19 Intellectual Property. Each of the Obligors is the sole and exclusive owner of all material Intellectual Property owned or purported to be owned by the Obligors, except for (x) non-exclusive licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights or (y) the exclusive licensing or sublicensing of such rights in specific geographies to Next.e.Go Bulgaria AD, Next.e.GO Mobile Dooel Tetovo, or any subsidiary in South-East Europe or the United States solely in connection with the operation of microfactories, including for regional sales of products and services, in each case, in the ordinary course of business (and the termination of any of the foregoing); provided that, no such license or sublicense would constitute, in whole or in part, a transfer of title of the licensed Intellectual Property. Each Obligor has the right to use all Intellectual Property rights that are necessary for the operation of its business in all material respects. Set forth on Schedule 5 of the Perfection Certificate is a complete and accurate list of the Intellectual Property owned by each Obligor. To the Issuer’s knowledge, each of Obligors’ and their Subsidiaries’ Intellectual Property is valid and enforceable. To the Issuer’s knowledge, no part of the Intellectual Property owned by the Obligors has been judged invalid or unenforceable, in whole or in part, and, to the Issuer’s knowledge, no written claim has been made to any Obligor or any action filed against any Obligor that any part of the business of the Obligors as currently conducted infringes, misappropriates, or otherwise violates the rights, including the Intellectual Property rights, of any third party, except, in each case, to the extent such claims would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.20 Survival of Representations and Warranties. All representations and warranties of such Obligor contained in the Note Documents to which it is a party shall be true at the time of such Obligor’s execution of the Note Documents, and shall survive the execution and delivery of this Agreement.

ARTICLE VI. AFFIRMATIVE COVENANTS.

Each Obligor shall, and shall cause each Subsidiary to, until Payment in Full of the Obligations:

Section 6.1 Information as to Issuer. Provide all information required pursuant to ARTICLE IX of this Agreement and from time to time, such other information regarding the business, operation and financial condition of any Obligor as the Collateral Agent may reasonably request.

Section 6.2 Compliance with Laws. Comply in all respects with all Applicable Laws, including ensuring that its operations and businesses are in compliance with all Environmental Laws, except, in each case, for any non-compliance that would not reasonably be expected to have a Material Adverse Effect. Each Obligor and each Subsidiary of any Obligor may, however, contest or dispute any Applicable Laws in any reasonable manner; provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of the Collateral Agent to protect the Secured Parties’ Lien on or security interest in the Collateral.

Section 6.3 Conduct of Business and Maintenance of Existence and Assets. Except as would not reasonably be expected to have a Material Adverse Effect, (a) conduct its business according to good business practices, (b) maintain all of its tangible or real properties useful or necessary in its business in good working order and reasonable condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), and take all actions in its reasonable business judgment to maintain and enforce its material Intellectual Property rights; (c) keep in full force and effect its existence; and (d) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its existence, and its rights, licenses, leases, powers and franchises under the Applicable Laws.

Section 6.4 Books and Records. Keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of the Obligors and their Subsidiaries in accordance with IFRS.

Section 6.5 Payment of Taxes. Pay, when due, all material taxes, assessments and other Charges lawfully levied or assessed upon such Obligor or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, unless such payment is Properly Contested in good faith by appropriate proceedings.

Section 6.6 Insurance.

(a) At all times, maintain the CP Insurance Policy; provided that, notwithstanding anything to the contrary herein or in any Note Document, the Issuer agrees to pay the insurance premium of the CP Insurance Policy as follows: (i) on the Closing Date, an amount equal to $12,375,000, which amount shall be applied from the proceeds of the Initial Notes identified herein, (ii) on or prior to September 30, 2024 (the “Second Installment Payment Date”), $2,343,750 (the “Second Installment Amount”) , (iii) on or prior to March 30, 2025 (the “Third Installment Payment Date”), $2,343,750 (the “Third Installment Amount”; together with the Second Installment Amount, the “Deferred Insurance Premium”) , and (iv) on or prior to March 30, 2026, $1,687,500, unless the Payment in Full has occurred prior to such date.  Commencing October 31, 2024 and on the last day of each month thereafter until the Deferred Insurance Premium has been paid in full, the Issuer shall deposit an amount not less than $200,000 in the Insurance Reserve Account; provided, however, that following payment of the Second Installment Amount in full, the aggregate amount deposited in the Insurance Reserve Account shall not be required to exceed the Third Installment Amount. Notwithstanding anything to the contrary herein, (i) on or prior to the date that is ninety (90) days prior to the Second Installment Payment Date, the Issuer shall have funded the Insurance Reserve Account in an amount not less than the Second Installment Amount, and (ii) on or prior to the date that is ninety (90) days prior to the Third Installment Payment Date, the Issuer shall have funded the Insurance Reserve Account in an amount not less than the Third Installment Amount. The Issuer hereby acknowledges and agrees that none of its Subsidiaries or Affiliates shall seek at any time to obtain (whether by informal or formal process) control over the Insurance Reserve Account (or the funds therein). The Note Administrative Agent and the Issuer have not entered and will not enter into any other agreement with respect to control of the Insurance Reserve Account (or the funds therein).

(b) At all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated and in a manner consistent with past practice. The Issuer shall furnish such certificates, policies or endorsements to the Collateral Agent as the Collateral Agent shall reasonably require as proof of such insurance, and the Collateral Agent is authorized, following notice to Issuer, but not required, to obtain such insurance at the expense of the Issuer if Issuer fails at any time to do so. The Obligors shall promptly provide the Collateral Agent with written notice of any material reduction of coverage in connection any of its insurance policies. The Collateral Agent may act as attorney for Obligors in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. To the extent applicable, the Obligors shall cause the Collateral Agent, for the benefit of the Note Purchasers, or a designated third party of the Collateral Agent to be named as a loss payee as its interests may appear and an additional insured (but without any liability for any premiums) under such insurance policies and obtain lenders’ loss payable endorsements in form and substance reasonably satisfactory to the Collateral Agent.

Section 6.7 CP Insurance Policy. At all times comply with reasonable instructions of the Collateral Agent or the Required Note Purchasers to ensure that all material terms and conditions of the CP Insurance Policy are satisfied. The Obligors will ensure that all premiums are paid when due and all reasonable instructions from the Collateral Agent related to the CP Insurance Policy are, at all times, performed in order to maintain the CP Insurance Policy in full force and effect for the entire Term of this Agreement, which shall include that the Collateral Agent, in its capacity as such, shall be named as insured for the benefit of the Note Purchasers, and that the Collateral Agent shall be named as Loss Payee thereunder, for the benefit of the Note Purchasers, and that all rights, title and interest of the Obligors, if any, thereunder are validly assigned to the Collateral Agent for the benefit of the Note Purchasers. The parties hereto agree that all proceeds of the CP Insurance Policy paid upon the occurrence and during the continuance of an Event of a Default shall be paid to the Note Administrative Agent for disbursement to the Note Purchasers. The Obligors acknowledge that the CP Insurance Policy provides the applicable insurers thereunder with a subrogation right. The Obligors agree to execute and deliver all instruments and documents, and do whatever is necessary, to secure such right for the benefit if the issuer thereof.

Section 6.8 Intellectual Property Assignments. With respect to any material Intellectual Property (a) hereafter acquired or obtained by the Obligors or their Subsidiaries, (b) for which any registrations or issuances are hereafter granted on behalf of the Obligors or their Subsidiaries or (c) for which applications for registration or issuance are hereafter filed on behalf of the Obligors or their Subsidiaries, the Obligors and the Subsidiaries, as applicable, will use best efforts to promptly obtain any and all documentation from the inventors, employees, or consultants of the Obligors and the Subsidiaries thereof, as applicable, as may be necessary to document the assignment of such Intellectual Property, or ownership of such Intellectual Property by, as applicable, the Obligors or any Subsidiary thereof, as applicable, and as may be otherwise reasonably requested by the Collateral Agent. The Obligors shall report promptly, but in any event on a quarterly basis, to the Collateral Agent upon hereafter acquiring, obtaining, registering, receiving issuance of, or applying for registration or issuance of any such Intellectual Property so that all such assignment documentation as may be reasonably requested by the Collateral Agent is delivered on a timely basis in order to assure the Note Purchasers and the Collateral Agent that all such Intellectual Property is owned by the Obligors and their Subsidiaries and subject to the security interest granted to the Collateral Agent pursuant to Section 4.1 of this Agreement and the Security Documents. Upon request of the Collateral Agent, the Obligors shall, and shall cause any Subsidiaries thereof to, as applicable, execute and deliver any and all agreements, instruments, documents, and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in any such Intellectual Property.

Section 6.9 Anti-Terrorism Laws. Comply in all material respects with all Anti-Terrorism Laws and promptly notify the Collateral Agent in writing upon the Issuer obtaining knowledge of the occurrence of a Reportable Compliance Event.

Section 6.10 Additional Collateral; Additional Guarantors. At its sole expense, take all action necessary or reasonably requested by the Collateral Agent to ensure that (a) within thirty (30) days, or such longer period as the Collateral Agent may agree in writing, after the formation or acquisition of any new direct or indirect wholly-owned Subsidiary by any Obligor: (i) cause such wholly-owned Subsidiary to duly execute and deliver to the Collateral Agent, a joinder to this Agreement in the form attached hereto as Exhibit E to become a Guarantor, and (iii) take and cause such Subsidiary to take whatever action as may be reasonably necessary in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent valid and perfected Liens with respect to the assets of such Subsidiary that would have been subject to such a Lien under this Agreement or the Security Documents on the Closing Date had such Subsidiary been an Obligor on the Closing Date, and (b) with respect to any property constituting the Collateral acquired after the Closing Date by any Obligor as to which the Collateral Agent, for the benefit of the Note Purchasers, does not have a perfected Lien, promptly (but in any event within thirty (30) Business Days (or such longer period as the Collateral Agent may agree in writing) after such acquisition: (i) execute and deliver to the Collateral Agent such documents (including financing statements, any control agreement or account pledge agreement or any joinders or supplements to any Security Documents) as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Note Purchasers, a perfected security interest and Lien in such property on a first priority basis (other than any Permitted Liens arising by operation of law or otherwise expressly permitted under this Agreement), and (ii) take all actions as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the ratable benefit of the Note Purchasers, a perfected security interest and Lien in such property on a first priority basis (other than any Permitted Liens arising by operation of law or otherwise expressly permitted under this Agreement). Notwithstanding the foregoing, no action shall be required under this Section 6.12 (x) in respect of any Person that is not required to become a Guarantor Subsidiary pursuant to the proviso set forth in the definition thereof or (y) to the extent expressly excluded from being required under the proviso in Section 4.2.

Section 6.11 Deposit Accounts. To the extent that any Obligor has established, as of the Closing Date, or thereafter establishes or maintains any Deposit Accounts, execute a Deposit Account Control Agreement related to such Deposit Account(s); provided that, with respect to any such Deposit Accounts existing on the Closing Date, Deposit Account Control Agreements shall be delivered in accordance with Section 6.12. Notwithstanding anything in any Deposit Account Control Agreement to the contrary, each Obligor agrees that it shall be liable for any fees and charges in effect from time to time and charged in connection with the Deposit Accounts, and that the Collateral Agent and the Note Purchasers shall have no liability therefor.

Section 6.12 Further Assurances; Post-Closing Obligations.

(a) Promptly upon reasonable written request by the Collateral Agent, at its own expense, (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents.

(b) With respect to any Collateral (including any Intellectual Property) existing on the Closing Date and located or otherwise registered in Germany, the United Kingdom, the United States, the Netherlands, the European Union (or any agencies and offices thereunder) and the World Intellectual Property Organization, as soon as practicable, but in any event, within thirty (30) days following the Closing Date (or such longer period as the Collateral Agent may reasonably agree), deliver evidence to the Collateral Agent of the recording of the lien of the Collateral Agent under Applicable Law, in each case, in form and substance satisfactory to the Collateral Agent.

(c) (i) In the event the Business Combination Agreement occurs on or prior to September 30, 2023 (the “Business Combination Outside Date”), (A) (I) within three (3) Business Days after the consummation of the Business Combination (or such longer period as the Collateral Agent may reasonably agree), (x) Topco shall accede to this Agreement as a Guarantor pursuant to documentation satisfactory to the Collateral Agent, and (y) Topco shall have issued the Warrants to the Note Purchasers (or their designees) and (II) within thirty (30) days after the consummation of the Business Combination (or such longer period as the Collateral Agent may reasonably agree), Topco shall deliver a German law governed pledge agreement evidencing the pledge of 100% of the Equity Interests in the Issuer (it being understood and agreed that the form of such pledge agreement, in form and substance reasonably satisfactory to the Collateral Agent, shall have been delivered to the Collateral Agent within three (3) Business Days after the Business Combination (or such longer period as the Collateral Agent may reasonably agree)), (B) substantially concurrently with or prior to the consummation of the Business Combination, the Convertible Loans shall be converted to the outstanding common stock of Topco in accordance with their terms, and (C) within thirty (30) days after the consummation of the Business Combination (or such longer period as the Collateral Agent may reasonably agree), Topco shall deliver all other applicable Dutch Security Documents (other than the pledge agreement delivered pursuant to clause (i)(A)(z) above); and (ii) in the event the Business Combination Agreement fails to occur on or prior to the Business Combination Outside Date, (A) if any portion of the Convertible Loans remains outstanding after one (1) Business Day after the Business Combination Outside Date, the Obligors shall deliver to the Collateral Agent a subordination agreement, in form and substance, satisfactory to the Collateral Agent and the Required Note Purchasers on or prior to October 31, 2023, and (B) the Obligors and the Note Purchasers shall, in good faith, promptly (but in any event within ten (10) Business Days or such longer period reasonably acceptable to the Collateral Agent) enter into a side letter pursuant to which the Obligors shall agree to pay an exit fee of 1.5% of the aggregate amount of the Commitments as of the Closing Date, which exit fee shall be due and payable solely upon Payment in Full.

(d) As soon as practicable, but in any event with five (5) Business Days of the Closing Date, deliver the Dutch Security Documents relating to the pledge of the Equity Interests in Topco.

(e) As soon as practicable, but in any event within ten (10) Business Days of the Closing Date, pay the security deposit in an amount not to exceed EUR 1,800,000 in the form of cash collateralized bank guarantee and deliver evidence of termination and release of any and all Liens in favor of TRIWO Technopark Aachen Leasing GmbH & Co. KG (other than the cash collateralized bank guarantee).

ARTICLE VII. NEGATIVE COVENANTS.

Until Payment in Full of the Obligations:

Section 7.1 Merger, Consolidation, Acquisition and Sale of Assets.

Each Obligor shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, except for the Business Combination in accordance with the Business Combination Agreement;

(b) except in connection with the Business Combination, sell, issue, assign, lease, license, transfer, abandon, or otherwise dispose of (each, a “Disposition”) any Collateral or any of its assets to any other Person (other than to an Obligor); provided that (i) the foregoing shall not apply to Permitted Dispositions and (ii) the Collateral constituting Intellectual Property shall be subject to the terms set forth in Section 7.15; or

(c) wind up, liquidate or dissolve;

provided that nothing in this Section 7.1 shall restrict (i) any Obligor from merging or consolidating with or into any other Obligor, or any Subsidiary of any Obligor from merging or consolidating with or into any Obligor or any other Subsidiary of any Obligor, or any other Person from merging or consolidating with or into an Obligor, so long as, in each case of this clause (i), an Obligor is the surviving entity (other than in the case of a merger or consolidation of a Subsidiary that is not an Obligor with another Subsidiary that is not an Obligor), and (ii) any Person other than the Issuer or Topco from winding up, liquidating or dissolving if (A) it owns no material assets, engages in no material business and otherwise has no material activities other than related to the maintenance of its existence and good standing, if applicable in the relevant jurisdiction, or (B) the Issuer otherwise determines in good faith that its winding up, liquidation or dissolution is in the best interests of the Issuer and its Subsidiaries, taken as a whole; provided that, in the case of this clause (ii), an Obligor shall receive the residual assets (if any) of such wound up, liquidated or dissolved Person.

Section 7.2 Creation of Liens. Each Obligor shall not, and shall not permit any Subsidiary to, create or suffer to exist any Lien other than Permitted Liens upon or against any of its property or assets now owned or hereafter created or acquired.

Section 7.3 Use of Proceeds. The Issuer will not use the proceeds of the sale of the Notes, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve, or to extend credit to others for the purpose of purchasing or carrying any margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.4 Investments. The Obligors shall not, nor shall they permit any of their Subsidiaries to, purchase or acquire obligations or Equity Interests of, evidences of indebtedness or other securities of, make or permit to exist any loans, extensions of credit or advances to, or make or permit to exist any capital contribution or other investment, extensions of credit or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit or all or a substantial part of the assets or property of any other Person, or agree to do any of the foregoing (each of the foregoing an “Investment”), except for (a) Permitted Investments and (b) the intercompany transfer of proceeds of the Notes from the Issuer to the other Obligors.

Section 7.5 Restricted Payments. The Obligors shall not, nor shall they permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (other than to an Obligor or, to the extent such Restricted Payment is being made in respect of a Permitted Investments, a Subsidiary of an Obligor, subject, in each case, to the Intercompany Subordination Agreement, if applicable), except (a) any non-cash dividends deemed made to facilitate the Business Combination in accordance with the Business Combination Agreement, (b) any conversion of the NDII Shareholder Loans or the Convertible Loans, in each case, to the Equity Interests of the Issuer or Topco, (c) any repayment or prepayment of NDII Shareholder Loans with the Net Cash Proceeds of (i) the Business Combination substantially concurrently with the consummation of the Business Combination, (ii) any issuance of new common Equity Interests to the extent applied substantially concurrently with their receipt or (iii) any issuance of convertible debt that is expressly subordinated to the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Collateral Agent to the extent applied substantially concurrently with their receipt; provided that with respect to any Restricted Payments made pursuant to clauses (c)(ii) and (c)(iii), (x) such Restricted Payment shall not exceed 75% of the aggregate amount of such Net Cash Proceeds  and (y) no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or result therefrom, (d) any repayment or redemption in cash of the Convertible Loans in an amount not to exceed EUR 75,000 in the aggregate on or prior to the consummation of the Business Combination, (e) any Subsidiary of any Obligor may declare and pay, and agree to pay, dividends and other distributions with respect to its Equity Interests payable solely in common Equity Interests, (f) any Subsidiary of any Obligor may declare and pay dividends or other distributions with respect to its Equity Interests to any Obligor, and to any other Person that holds an Equity Interest in such Subsidiary, ratably according to their respective holdings of such Equity Interests in respect of which such Restricted Payment is being made, (g) the Obligors and their respective Subsidiaries may purchase, redeem or otherwise acquire Equity Interests issued by the relevant Person with the proceeds received from the substantially concurrent issue of new common Equity Interests, and (h) each Obligor and each Subsidiary may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options.

Section 7.6 Indebtedness. Each Obligor shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guaranty assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a) the Obligations;

(b) Indebtedness of the Obligors and their Subsidiaries in respect of netting services, overdraft protections, employee credit card programs, corporate credit card payments, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that the aggregate amount of Indebtedness incurred pursuant this clause (b) under any corporate credit cards shall not exceed EUR 500,000 at any time outstanding;

(c) unsecured Indebtedness of any Obligor or any Subsidiary of any Obligor to any other Obligor or any other Subsidiary of any Obligor; provided that (i) Indebtedness of any Obligor owing to any Subsidiary that is not an Obligor shall be subject to an Intercompany Subordination Agreement substantially in the form set forth in Exhibit F (or such other form as may be reasonably satisfactory to the Collateral Agent) and (ii) Indebtedness of any Subsidiary that is not an Obligor owing to any Obligor shall be permitted, so long as such Indebtedness is permitted under clause (g) of the definition of “Permitted Investments” and such Indebtedness shall have been pledged as Collateral under the Security Documents;

(d) Indebtedness incurred (but not assumed) by any Subsidiary or joint venture that is not an Obligor, in each case, in connection with the construction and operation of its microfactories in the ordinary course of business; provided that (i) any Indebtedness incurred pursuant to this clause (d) shall not be recourse to any of the Obligors, (ii) no asset of the Issuer or any Subsidiary shall be used to secure such Indebtedness, other than the assets of, and Investments in, such Subsidiary or joint venture that is not an Obligor, (iii) the aggregate amount of all Indebtedness incurred pursuant to this clause (d) shall not exceed EUR 50,000,000 per microfactory (or such additional amount as agreed to in writing by the Collateral Agent and the Required Note Purchasers) at any time outstanding and (iv) at the time of incurrence of such Indebtedness, no Default or Event of Default shall have occurred or be continuing or result therefrom;

(e) (i) Indebtedness (other than any Indebtedness incurred pursuant to clause (ii) below) incurred in respect of Capital Leases, synthetic lease obligations, purchase money obligations or otherwise to finance the acquisition, construction or improvement of fixed or capital assets; provided that the aggregate principal amount of Indebtedness permitted by this clause (e)(i) shall not exceed EUR 5,000,000 (or such additional amount as may be agreed to in writing by the Collateral Agent) at any time outstanding, and (ii) to the extent constituting Indebtedness, any grant, subsidy, loans or awards from any Governmental Body to finance the acquisition, construction or improvement of any fixed or capital assets in connection with the construction and operation of any microfactory; provided that the aggregate principal amount of Indebtedness permitted by this clause (e)(ii) shall not exceed 25% of the consolidated total assets of the Issuer and the Guarantor Subsidiaries as of the most recent fiscal quarter ended (or such additional amount as may be agreed to in writing by the Collateral Agent) at any time outstanding;

(f) any unsecured Indebtedness to the extent deemed arising under the obligations of the Issuer pursuant to an equity line of credit (or similar product) in an aggregate amount not to exceed EUR 150,000,000;

(g) unsecured NDII Shareholder Loans in an aggregate amount not to exceed EUR 29,366,000; provided that such Indebtedness shall be subject to a subordination agreement satisfactory to the Collateral Agent and the Note Purchasers at all times;

(h) unsecured Convertible Loans in an aggregate amount not to exceed EUR 40,935,000; provided that (i) concurrently with or prior to the consummation of the Business Combination, such Indebtedness shall be converted to the Equity Interests of Topco and (ii) in the event the consummation of the Business Combination does not occur on or prior to the Business Combination Outside Date, all Indebtedness incurred under this clause (h) shall be subject to a subordination agreement satisfactory to the Collateral Agent and the Note Purchasers delivered pursuant to Section 6.12(c)(ii);

(i) Indebtedness of any Person that becomes a Subsidiary of an Obligor after the Closing Date; provided that such Indebtedness (i) exists at the time such person becomes a Subsidiary and is not created in contemplation or in connection with such Person becoming a Subsidiary and (ii) is recourse only to such acquired Subsidiary and its Subsidiaries (and any refinancing of any such Indebtedness); provided that any Indebtedness of a Subsidiary that is not an Obligor incurred under this clause (i) shall not exceed EUR 1,000,000 (or such additional amount as may be agreed to in writing by the Collateral Agent) at any time outstanding;

(j) Guarantees in respect of Indebtedness otherwise permitted by this Section 7.6;

(k) obligations under any hedging or similar transaction entered into for the purpose of mitigating risk and not for speculative purposes, in each case, in the ordinary course of business;

(l) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business or arising services in the ordinary course of business (and not in respect of borrowed money) in connection with (i) cash management, including lines of credit and overdraft facilities, (ii) the financing of insurance premiums, (iii) take-or-pay obligations contained in supply agreements and (iv) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods or services;

(m) unsecured Indebtedness arising as a result of customary indemnification obligations to purchasers in connection with a Permitted Investment owed to Persons that are not Affiliates of an Obligor;

(n) Indebtedness incurred in the ordinary course of business under (A) appeal bonds or similar instruments, (B) surety bonds, payment bonds, performance bonds, bid bonds, real property lease guarantees, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of any Obligor or its Subsidiaries and unsecured guarantees thereof and (C) trade letters of credit, bank guarantees, warehouse receipts or similar instruments (other than obligations in respect of Indebtedness for borrowed money);

(o) Indebtedness representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(p) to the extent constituting Indebtedness, (i) any Indebtedness arising from that certain commercial lease agreement, dated as of January 20, 2021, by and between the Issuer and TRIWO Technopark Aachen Leasing GmbH & Co., or any associated bank guarantee, which Indebtedness shall be secured solely by the Liens permitted under clause (b) of the definition of “Permitted Lien” and (ii) any Indebtedness arising under that certain customer leasing program between the Issuer and Santander, S.A., or any associated bank guarantee, which Indebtedness shall be secured solely by the Liens permitted under clause (c) of the definition of “Permitted Lien”;

(q) (i)  Indebtedness under the Bearer Notes not to exceed EUR 2,000,000 at any time outstanding (or such additional amount as agreed to in writing by the Collateral Agent), (ii) any unsecured Indebtedness constituting working capital facilities not to exceed EUR 3,000,000 at any time outstanding (or such additional amount as agreed to in writing by the Collateral Agent), and (iii) any other unsecured Indebtedness not to exceed EUR 1,000,000 at any time outstanding (or such additional amount as agreed to in writing by the Collateral Agent); provided that at the time of the incurrence thereof, no Default or Event of Default shall have occurred or be continuing or result therefrom; and

(r) Indebtedness need not be permitted solely by reference to one of the categories described in clauses (a) through (q) but may be permitted in part under any combination thereof, and if an item of Indebtedness (or any part thereof) meets the criteria of more than one of the categories described in clauses (a) through (q) above, the Issuer will be permitted, in its discretion, to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness (as if incurred at such later time) in any manner not prohibited by this Agreement; provided that (i) the Obligations under the Note Documents shall be deemed to be incurred only in reliance on Section 7.6(a) and may not be reclassified to any other basket, (ii) all Indebtedness incurred by any Subsidiary or joint venture that is not an Obligor, in each case, in connection with the construction and operation of its microfactories in the ordinary course of business shall be deemed to be incurred only in reliance on Section 7.6(d) and may not be reclassified to any other basket and (iii) all Indebtedness in the form of any grant, subsidy, loans or awards from any Governmental Body to finance the acquisition, construction or improvement of any fixed or capital assets in connection with the construction and operation of any microfactory, shall be deemed to be incurred only in reliance on Section 7.6(e)(ii) and may not be reclassified to any other basket.

Section 7.7 Nature of Business.

(a) After consummation of the Business Combination, Topco shall not engage in any business or other commercial activities or enter into, execute, or perform any business or commercial transactions, or own any assets or property, or incur any Indebtedness or other contractual obligations, or grant any Lien in any of its assets or property, in each case, other than (i) holding the Equity Interests issued by its Subsidiaries; (ii) performing its obligations under the Note Documents; (iii) issuing its own Equity Interests (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of Equity Interests) to the extent expressly permitted by Section 7.5; (iv) filing Tax reports and paying Taxes and other customary obligations in the ordinary course (and contesting any Taxes); (v) preparing reports to Governmental Bodies and to its shareholders; (vi) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with Applicable Law; (vii) holding cash, cash equivalents, and other assets received in connection with Restricted Payments expressly permitted by Section 7.5, or contributions to the capital of, or proceeds from the issuance of its Equity Interests pending the application thereof; (viii) providing indemnification for its officers, directors, members of management, employees and advisors or consultants; (ix) participating in tax, accounting and other administrative matters; (x) complying with Applicable Law (including with respect to the maintenance of its existence), and (xi) activities incidental to any of the foregoing.

(b) The Issuer shall not, and shall not permit any Subsidiary to, engage in any business other than the business engaged in by the Issuer on the date hereof and as contemplated by Section 5.14.

Section 7.8 Transactions with Affiliates. The Obligors shall not, and shall not permit any Subsidiary of any Obligor to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, any Affiliate, except for:

(a) transactions among Obligors;

(b) transactions in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable to the Obligors than the terms and conditions that would have been obtainable from a Person other than an Affiliate, which shall include transactions pertaining to financing for the purchase and/or leasing of real estate to be used as the Issuer’s or its Subsidiaries’ primary business location;

(c) the payment of reasonable fees to directors of an Obligor who are not employees of such Obligor or Subsidiary in the ordinary course of business;

(d) the Business Combination; and

(e) any transaction by an Obligor or any Subsidiary of an Obligor in the ordinary course of business that is expressly permitted by the terms of this Agreement.

Section 7.9 Subsidiaries. No Obligor shall form any Subsidiary, unless such Obligor shall have complied with Section 6.10.

Section 7.10 Fiscal Year and Accounting Changes. Except as contemplated by the Business Combination Agreement, each Obligor shall not, and shall not permit any Subsidiary to, change its fiscal year or make any significant change (a) in accounting treatment and reporting practices except as required by IFRS or (b) in tax reporting treatment except as required by Applicable Law.

Section 7.11 Pledge of Credit. No Obligor shall now or hereafter pledge the Collateral Agent’s or any Note Purchaser’s credit on any purchases, commitments or contracts or for any purpose whatsoever, except as otherwise approved by the Collateral Agent in writing.

Section 7.12 Changes in Name, Legal Form, Etc. No Obligor shall:

(a) change its legal name unless (i) the Collateral Agent shall have received not less than fifteen (15) days (or at such later time as the Collateral Agent may agree) prior written notice from such Obligor of such proposed change in its legal name, which notice shall accurately set forth the new legal name; and (ii) the Collateral Agent shall have received a copy of the amendment to the Organizational Document of such Obligor providing for such name change certified by the Secretary of State of the jurisdiction of incorporation, registration or organization of such Obligor promptly when it is available;

(b) change its chief executive office or its mailing address or organizational identification number unless the Collateral Agent shall have received not less than fifteen (15) days’ prior written notice from such Obligor of such proposed change, which notice shall set forth such information with respect thereto as the Collateral Agent may reasonably require;

(c) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), change its jurisdiction of organization or registration or become (or attempt or purport to become) organized in more than one jurisdiction, except that an Obligor may do any of the foregoing if each of the following conditions is satisfied: (i) the Collateral Agent shall have received not less than fifteen (15) days’ prior written notice from such Obligor of such proposed change, which notice shall, if applicable, accurately set forth a description of the new form, (ii) the Note Administrative Agent and the Collateral Agent shall have received the Organizational Documents of such entity (certified by the appropriate Governmental Body, where available to be so certified), together with such other agreements, documents, and instruments related to such change as the Collateral Agent may reasonably request, (iii) such change shall not adversely affect the security interests and liens of the Collateral Agent in the assets of such Obligor or the ability of the Collateral Agent to enforce any of its rights or remedies with respect to such Obligor and (iv) as of the date of such change, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing. A limited liability company division or similar action under Applicable Law will be considered a disposition subject to the restrictions on transfer set forth in this Agreement;

Section 7.13 Modifications of Terms of Junior Financing or Organizational Documents. No Obligor shall, nor shall any Obligor permit any Subsidiary to, amend, modify, change or waive in any manner materially adverse to the interests of the Note Purchasers any term or condition of (a) any documents governing any junior lien Indebtedness or subordinated Indebtedness or unsecured Indebtedness, or (b) the Organizational Documents of any Obligor or its Subsidiary.

Section 7.14 CP Insurance Policy. No Obligor shall take any action or suffer to exist any event, circumstance or condition that results in or would reasonably be expected to result in any materially adverse impairment of the CP Insurance Policy or the right of the Collateral Agent, the Note Administrative Agent or any such Person’s designated third party to make any claim under the CP Insurance Policy or the rights under the CP Insurance Policy, each of which have been secured by and/or assigned to the Collateral Agent for the benefit of the Note Purchasers pursuant to this Agreement.

Section 7.15 Intellectual Property. No Obligor shall (a) amend, modify, cancel, terminate, allow to expire or lapse, or otherwise Dispose of or do or suffer to exist any event, circumstance or condition that results in or would reasonably be expected to result in any materially adverse impairment of any Secured Party’s Liens on Intellectual Property or (b) willingly do or authorize any act or willingly omit to do any act whereby any Collateral consisting of Intellectual Property owned by such Obligor may prematurely lapse, be terminated, or become invalid or unenforceable or abandoned (or in the case of a Trade Secret, becomes publicly known); provided that neither the foregoing nor Section 7.1(b) shall prohibit (i) an Obligor or any Subsidiary thereof from allowing to lapse, be terminated, or become invalid or unenforceable or abandoned any Intellectual Property (x) in the ordinary course of business, or (y) that such Obligor or Subsidiary, as applicable, has determined, in its reasonable business judgment, is not, or is no longer, material to the conduct of the business or (ii)  the abandonment, cancellation, lapse, expiry or other Disposition of Intellectual Property of an Obligor or Subsidiary to the extent, in such Person’s reasonable business judgment, it is not economically desirable to maintain such Intellectual Property for the conduct of such Person’s business or so long as such abandonment, cancellation, lapse, expiry or other Disposition is not materially adverse to the interests of the Note Purchasers or (iii) the lapse or expiration of Intellectual Property in accordance with its statutory terms. No Obligor shall sell, assign, lease, license or transfer or otherwise Dispose of any Collateral constituting material Intellectual Property to any other Person (other than an Obligor), except for (A) non-exclusive licensing and sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights or (B) the exclusive licensing or sublicensing of such rights in specific geographies to Next.e.Go Bulgaria AD, Next.e.GO Mobile Dooel Tetovo, or any subsidiary in South-East Europe or the United States in connection with the operation of microfactories, including for regional sales of products and services, in each case, in the ordinary course of business (and the termination of any of the foregoing); provided that no such license or sublicenses shall be permitted to the extent such license or sublicense would constitute, in whole or in part, a transfer of title of the licensed or sublicensed Intellectual Property.

Section 7.16 Anti-Terrorism Laws. (a) Become a Sanctioned Person, (b) conduct, deal in or engage in or permit any Affiliates or agents of any Obligor within its control to: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (a “Blocked Person”), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, (iii) engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate or violates, any of the prohibitions set forth in Executive Order No. 13224 or the Anti-Terrorism Laws or Sanctions; or (iv) conduct any business or engage in any transaction, dealing or activity with a Sanctioned Person or a Sanctioned Jurisdiction in violation of any Anti-Terrorism Law, or (c) use any proceeds of the Notes (i) to fund any investments, activities or business with or involving any Sanctioned Person or Sanctioned Jurisdiction in any manner that will result in a violation by any Person (including any Note Purchaser) of Sanctions (or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in violation of Sanctions) or (ii) in violation of Anti-Terrorism Laws, or (d) directly or indirectly, fund all or part of any repayment of any Notes hereunder out of proceeds derived from criminal activity or activity or transactions in violation of any Anti-Terrorism Laws or Sanctions, or that would otherwise cause any Person to be in violation of any Anti-Terrorism Laws or Sanctions.

ARTICLE VIII. CONDITIONS PRECEDENT.

Section 8.1 Closing Date Conditions. The agreement of the Note Purchasers to purchase the Initial Notes on the Closing Date is subject to the satisfaction, or waiver by the Note Purchasers, immediately prior to or concurrently with the purchase and sale of the Initial Notes, of the following conditions precedent:

(a) Note Purchase and Guaranty Agreement. The Collateral Agent shall have received this Agreement duly executed and delivered by an authorized officer of each Obligor that is party hereto on the Closing Date;

(b) Other Documents. The Collateral Agent shall have received each of the Other Documents, other than as set forth in Section 6.12(b), to which an Obligor is a party and that is required to be executed on or prior to the Closing Date, duly executed and delivered by an authorized officer of each Obligor that is a party thereto on the Closing Date, as applicable, each in form and substance reasonably satisfactory to the Collateral Agent;

(c) Solvency Certificate. The Collateral Agent shall have received an executed Solvency Certificate substantially in the form of Exhibit C;

(d) Closing Certificate. The Collateral Agent shall have received a closing certificate signed by the Chief Financial Officer of the Issuer dated as of the Closing Date, stating that (i) each of the representations and warranties made by any Obligor in the Note Documents that are qualified as to materiality or Material Adverse Effect are true and correct (after giving effect to such qualifications therein) and the representations and warranties that are not so qualified are true and correct in all material respects, on the Closing Date and after giving effect to the purchase and sale of the Initial Notes on the Closing Date, (ii) no Event of Default or Default has occurred and is continuing on the Closing Date, or will exist after giving effect to the purchase and sale of the Initial Notes on the Closing Date and (iii) the conditions set forth in this Section 8.1 are satisfied;

(e) Payoff of Existing Debt. The Collateral Agent shall have received executed payoff and release letters (and related UCC-3 financing statements or other discharges) in form and substance satisfactory to the Collateral Agent with respect to the outstanding obligations under the Existing Debt and any other evidence reasonably requested by the Collateral Agent with respect to payment in full of all Existing Debt of the Obligors (it being understood and agreed that for purposes of this Section 8.1(e), Existing Debt shall not include the Convertible Loans, the NDII Shareholder Loans or the Bearer Notes);

(f) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Collateral Agent pursuant to this Agreement or any Other Document to be filed, registered or recorded in order to create, in favor of the Collateral Agent for the benefit of the Note Purchasers, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and the Collateral Agent shall have received an acknowledgment copy, or other evidence reasonably satisfactory to it, of each such filing, registration or recordation and of the payment of any necessary fee, tax or expense relating thereto;

(g) Secretary’s Certificates, Authorizing Resolutions and Good Standings of the Obligors.

(i) With respect to the German Obligors, the Collateral Agent shall have received a certificate of a managing director (geschäftsführender Direktor) (or other equivalent officer, partner or manager) of the Obligors in form and substance reasonably satisfactory to the Collateral Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to the Collateral Agent, of the administrative board (Verwaltungsrat) (or other equivalent governing body, manager, member or partner) of the Obligors authorizing (x) the execution, delivery and performance of this Agreement and each Other Document to which such Obligor is a party (including authorization of the incurrence of indebtedness and sale of the Notes as provided for herein), and (y) the granting by the Obligors of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Obligors (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate except as otherwise provided in the certificate), (ii) the incumbency and signature of the officers of such Obligor authorized to execute the Note Documents, (iii) copies of the articles of association (Gesellschaftsvertrag/Satzung) of such Obligor as in effect on such date, complete with all amendments thereto, (iv) copy of an up-to-date commercial register extract (Handelsregisterauszug) of such Obligor, and (v) (if applicable) copy of an up-to-date shareholders’ list (Gesellschafterliste/Aktionärsverzeichnis) of such Obligor;

(ii) With respect to all other Obligors, the Collateral Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of the Obligors in form and substance reasonably satisfactory to the Collateral Agent dated as of the Closing Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to the Collateral Agent, of the board of directors (or other equivalent governing body, manager, member or partner) of the Obligors authorizing (x) the execution, delivery and performance of this Agreement and each Other Document to which such Obligor is a party (including authorization of the incurrence of indebtedness and sale of the Notes as provided for herein), and (y) the granting by the Obligors of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of the Obligors (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate except as otherwise provided in the certificate), (ii) the incumbency and signature of the officers of such Obligor authorized to execute the Note Documents, (iii) copies of the Organizational Documents of such Obligor as in effect on such date, complete with all amendments thereto, and (iv), if applicable, the good standing (or equivalent status), if applicable, of such Obligor in its jurisdiction of organization and each applicable jurisdiction where the conduct of such Obligor’s business activities or the ownership of its properties necessitates qualification as evidenced by good standing certificate(s) (or the equivalent thereof issued by any applicable jurisdiction) dated not more than thirty (30) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of such jurisdiction;

(h) Legal Opinion. The Collateral Agent and the Note Purchasers shall have received executed legal opinions in each case in form and substance reasonably satisfactory to the Collateral Agent and covering matters customary for transactions of the type contemplated by this Agreement;

(i) No Litigation. (i) No action, suit, investigation, litigation or proceeding shall be pending or threatened against any Obligor or against the officers or directors of any Obligor in any court or before any arbitrator or Governmental Body (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Collateral Agent, is deemed material or (B) which would, in the reasonable opinion of the Collateral Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Obligor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(j) Fees. All fees, reserves and expenses required to be paid or reimbursed hereunder, including pursuant to the Fee Letter, on the Closing Date to the Note Purchasers, the Note Administrative Agent and Collateral Agent shall have been paid;

(k) CP Insurance Policy. The Collateral Agent and the Note Purchasers shall have received reasonable evidence that insurance required to be maintained by Section 6.6(a) is in full force and effect (it being understood and agreed that, on the Closing Date, the Issuer shall pay the premium for the CP Insurance Policy in accordance with the Payment Instructions described in Section 8.1(l) from the proceeds of the Initial Notes);

(l) Funding Request; Payment Instructions. The Collateral Agent shall have received a written funding request with instructions from the Issuer directing the application of proceeds of the purchase and sale of the Initial Notes made pursuant to this Agreement in form and substance satisfactory to the Collateral Agent and the Note Purchasers;

(m) Consents. The Collateral Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by the Note Documents; and, the Note Purchasers and the Collateral Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Collateral Agent and their counsel shall deem reasonably necessary;

(n) Representations and Warranties. Each of the representations and warranties made by any Obligor in the Note Documents that are qualified as to materiality or Material Adverse Effect is true and correct (after giving effect to such qualifications therein) and the representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the Closing Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the Other Documents on and as of such earlier date);

(o) No Default. No Event of Default or Default shall have occurred and be continuing on the Closing Date, or would exist after giving effect to the Initial Notes to be issued on the Closing Date;

(p) “Know Your Customer” Information. The Collateral Agent shall have received, at least three (3) days prior to the Closing Date, all documentation and other information, including a duly executed IRS Form W-9 (or other applicable tax form) for the Issuer, required by regulatory authorities in connection with (i) Anti-Terrorism Laws, including applicable “know your customer” rules and regulations, including the Patriot Act, and (ii) Sanctions, in each case, that has been reasonably requested by the Collateral Agent; and

(q) Interest Reserve Account. The Interest Reserve Account shall have been funded from the proceeds of the Initial Notes in the amount of $7,312,500.

The request for purchase of the Initial Notes by the Issuer hereunder constitutes a representation and warranty by each Obligor that the conditions contained in this Section shall have been satisfied.

Section 8.2 Delayed Draw Conditions. The agreement of the Note Purchasers to purchase the Delayed Draw Notes is subject to the satisfaction, or waiver by the Note Purchasers, immediately prior to or concurrently with the purchase and sale of the Delayed Draw Notes, of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Obligor in the Note Documents that are qualified as to materiality or Material Adverse Effect is true and correct (after giving effect to such qualifications therein) and the representations and warranties that are not so qualified are true and correct in all material respects, in each case, on and as of the Delayed Draw Note Purchase Date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the Other Documents on and as of such earlier date);

(b) No Default. No Event of Default or Default shall have occurred and be continuing on the Delayed Draw Note Purchase Date, or would exist after giving effect to Delayed Draw Notes to be issued on the Delayed Draw Note Purchase Date;

(c) Closing Certificate. The Collateral Agent shall have received a closing certificate signed by the Chief Financial Officer of each Obligor dated as of Delayed Draw Note Purchase Date, stating that (i) each of the representations and warranties made by any Obligor in the Note Documents that are qualified as to materiality or Material Adverse Effect are true and correct (after giving effect to such qualifications therein) and the representations and warranties that are not so qualified are true and correct in all material respects, on the Delayed Draw Note Purchase Date and after giving effect to the purchase and sale of the Delayed Draw Notes on the Delayed Draw Note Purchase Date and (ii) no Event of Default or Default has occurred and is continuing on the Delayed Draw Note Purchase Date, or will exist after giving effect to the funding of the Delayed Draw Notes on the Delayed Draw Note Purchase Date and (iii) the conditions set forth in this Section 8.2 are satisfied;

(d) Legal Opinion. The Collateral Agent and the Note Purchasers shall have received executed legal opinions in each case in form and substance reasonably satisfactory to the Collateral Agent and covering matters customary for transactions of the type contemplated by this Agreement;

(e) No Litigation. (i) No action, suit, investigation, litigation or proceeding shall be pending or threatened against any Obligor or against the officers or directors of any Obligor in any court or before any arbitrator or Governmental Body (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Collateral Agent, is deemed material or (B) which would, in the reasonable opinion of the Collateral Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Obligor or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

(f) Fees. All fees, reserves and expenses required to be paid or reimbursed hereunder, including pursuant to the Fee Letter, on the Delayed Draw Purchase Date to the Note Purchasers, the Note Administrative Agent and Collateral Agent shall have been paid;

(g) Payment Instructions. The Collateral Agent shall have received a written request for the Delayed Draw Notes and written instructions from Issuer directing the application of proceeds of the purchase and sale of the of the Delayed Draw Notes made pursuant to this Agreement;

(h) Collateral Protection Insurance Policy. The Collateral Agent and the Note Purchasers shall have received reasonable evidence that the collateral protection insurance policy required to be maintained by Section 6.6(a) is in full force and effect with respect to the Delayed Draw Notes, including any endorsement to the CP Insurance Policy, as applicable;

(i) Sale Milestone. The Collateral Agent shall have received evidence reasonably satisfactory to the Collateral Agent and the Required Note Purchasers that the Sale Milestone has been satisfied; and

(j) Interest Reserve Account. The Interest Reserve Account shall have been funded from the proceeds of the Delayed Draw Notes in the amount equal to the amount of interest payable on such Delayed Draw Notes for the first twelve (12) months after the Delayed Draw Note Purchase Date.

ARTICLE IX. INFORMATION AS TO ISSUER.

Each Obligor shall, or shall cause the Issuer on its behalf to, until Payment in Full of the Obligations:

Section 9.1 Financial Statements and Other Information.

(a) Furnish or cause to be furnished to the Collateral Agent the following:

(i) as soon as available (or such later date approved in writing by the Collateral Agent), quarterly reports or quarterly trading updates following listing of Topco on NYSE;

(ii) as soon as available, and in any event within 60 days after the end of each fiscal quarter, beginning with the fiscal quarter ending March 31, 2024, the consolidated balance sheets of the Issuer (or its parent) and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Issuer (or its parent) and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter prepared in accordance with IFRS and setting forth in each case (A) in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and (B) in comparative form the corresponding figures for the corresponding periods of the most recent projections, all in reasonable detail, together with a certification from a Responsible Officer, certifying that such financial statements fairly present, in all material respects, the financial condition of the Obligors and their Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes);

(iii) as soon as available, and in any event within 120 days after the end of each fiscal year, commencing with the fiscal year ending December 31, 2023, (i) the consolidated balance sheets of the Issuer (or its parent) and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Issuer (or its parent) and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all in reasonable detail, together with a certification from a Responsible Officer, certifying that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Obligors and their Subsidiaries as of the dates indicated and the results of their operations and their cash flows for the periods indicated in accordance with IFRS and (ii) with respect to such consolidated financial statements a report thereon of an independent certified public accountants of recognized national or regional standing selected by the Issuer (or its parent), which report shall be unqualified as to going concern (other than resulting from (x) current debt maturities or (y) any prospective or actual breach of any financial covenant) and scope of audit;

(b) Promptly (but in any event within five (5) Business Days of obtaining knowledge thereof (or such later date approved in writing by the Collateral Agent)) notify the Collateral Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral or any Obligor or any Subsidiary thereof, which would reasonably be expected to have a Material Adverse Effect, (ii) any Material Contract being terminated (other than in accordance with its terms) or materially amended or any new Material Contract entered into (in which event the Obligors shall provide the Collateral Agent with a copy of such Material Contract), (iii) any order, judgment or decree shall have been entered against the Obligors or any of their properties or assets, which would reasonably be expected to have a Material Adverse Effect, (iv) any notification of a material violation of laws or regulations received by the Obligors, (v) the occurrence of any Default or Event of Default and (vi) any other development in the business or affairs of any Obligor, which would reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action the Obligors propose to take with respect thereto.

(c) Furnish to the Collateral Agent:

(i) at such time as available, but in any event on or before the ninetieth (90) day of each fiscal year of the Issuer, projected consolidated financial statements of the Issuer (or its parent) and its Subsidiaries on a consolidated basis for the then current year all in reasonable detail, together with such supporting information as the Collateral Agent may reasonably request, which projected financial statements and other calculations shall be prepared on a monthly basis for such current year and shall represent the reasonable best estimate by the Issuer of the future financial performance of the Issuer (or its parent) and its Subsidiaries on a consolidated basis for the periods set forth therein and shall have been prepared on the basis of the assumptions set forth therein which the Issuer believes is fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions at such time (it being understood that actual results may differ from those set forth in such projected financial statements and such results may be material);

(ii) promptly after the same are available, copies of each annual report, proxy or annual or quarterly financial statement or other report or communication, if any, sent to the equity holders of any Obligor which are of a type and nature typically sent to shareholders of a public company; and

(iii) promptly after any request by the Collateral Agent, copies of any detailed final audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Obligor by independent accountants in connection with the accounts or books of any Obligor, or any audit of any of them.

(d) Furnish or cause to be furnished to the Collateral Agent all such financial and other information with respect to the Collateral and the assets, business and operations of the Obligors and their Subsidiaries, as the Collateral Agent may, from time to time, reasonably request.

(e) Each report and other document required to be delivered pursuant to this Section 9.1 shall be deemed to have been delivered on the date upon which such documents are filed with the SEC via the EDGAR filing system (or any successor system), to the extent such documents are publicly available, or the Collateral Agent is notified that such report or other document has been posted at a site (the address of which shall be contained in such notice) on the internet, which site is accessible by a widely held nationally recognized internet browser, from which such report or document may be readily viewed, and if any report or other document required to be delivered pursuant to this Section 9.1 shall be required to be delivered pursuant to the terms of such Section on a day that is not a Business Day, the required date for such delivery shall be extended to the next succeeding Business Day.

Section 9.2 Collateral Reporting. Deliver to the Collateral Agent (including in its capacity as Collateral Agent) at such intervals as the Collateral Agent may reasonably require in its discretion (and in any event on a quarterly basis, commencing January 1, 2024) such schedules, documents and/or information regarding the Collateral as are contemplated by the Collateral Agent Agreement and the CP Insurance Policy and the financial and collateral reports described on Schedule 9.2 hereto, at the times set forth in such Schedule.

Section 9.3 Liquidity Threshold Reporting. If at the end of any fiscal quarter of the Obligors, the Obligors’ Liquidity is less than Two Million Dollars ($ 2,000,000), then until the Obligors have an average daily Liquidity of at least Two Million Dollars ($ 2,000,000) again for thirty (30) consecutive calendar days, furnish or cause to be furnished to the Collateral Agent within twenty (20) Business Days of the end of each calendar month commencing with the month immediately following the end of such fiscal quarter (a) unaudited consolidated financial statements (including balance sheets, statements of income and loss, and statements of cash flow) of the Issuer (or its parent) and its Subsidiaries all in reasonable detail (but without footnotes), (b) a monthly report of all disbursements of the Obligors in form and detail reasonably satisfactory to the Collateral Agent, (c) a 13 week cash flow forecast for the Issuer and its Subsidiaries commencing as of the end of such calendar month, and (d) the Obligors’ daily average Liquidity for the month then ended.

Section 9.4 IP Security Agreements. Each Obligor will, promptly upon receipt or transmission thereof, furnish the Collateral Agent with copies of any material notice, statement or other written communication required pursuant to the terms thereof to be so furnished by such Obligor in respect of any IP Security Agreement.

Section 9.5 Quarterly Note Purchaser Calls. At a date to be mutually agreed upon between the Collateral Agent and the Issuer occurring on or prior to the tenth Business Day after the date the financial statements are required to be delivered pursuant to Section 9.1, a Responsible Officer of the Issuer will hold a quarterly conference call or teleconference with the Collateral Agent and any of the Note Purchasers who choose to attend such conference call or teleconference to discuss, among other things, the financial results of the Obligors and their Subsidiaries and any other information regarding the financial performance of the Obligors and their Subsidiaries.

ARTICLE X. EVENTS OF DEFAULT.

Section 10.1 Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Nonpayment. Failure by any Obligor to pay when due (i) any principal of the Obligations, whether at maturity, by reason of acceleration pursuant to the terms of this Agreement, by notice of intention to prepay or by required prepayment, or (ii) any interest, fee, charge, premium payment, amount or liability provided for herein or in any Other Document; provided that, in the case of clause (ii), such failure continues for three (3) Business Days.

(b) Breach of Representation. Any representation or warranty made or deemed made by any Obligor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect or misleading in any material respect to the extent any such representations or warranties are not qualified by any materiality or Material Adverse Effect (and to the extent the representations and warranties are qualified by materiality or Material Adverse Effect, such representations or warranties shall prove to have been incorrect or misleading in any respect) on the date when made or deemed to have been made;

(c) Noncompliance. (i) Failure of any Obligor to perform, keep or observe any term, provision, condition or covenant contained in Section 6.3(c), Section 6.6(a), Section 6.7, Section 6.10, Section 6.12(b), (c) and (d), ARTICLE VII and Section 9.1(a)(ii), Section 9.1(a)(iii), Section 9.1(b)(v), Section 9.2 and Section 9.3 hereof, or (ii) failure of any Obligor to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any Other Document (other than those described in Section 10.1(a) above and clause (i) of this Section 10.1(c)) is not cured within thirty (30) days from the Issuer becoming aware of the occurrence of such failure;

(d) Judgments. Any final and non-appealable judgment or judgments, writ(s), order(s) or decree(s) for the payment of money (other than to the extent covered by insurance) are rendered against any Obligor or any Subsidiary for an aggregate amount in excess of EUR 1,000,000 (or its equivalent in any other currency or currencies) and shall remain undischarged, unbonded or unpaid for 60 consecutive days; provided that the Collateral Agent may in its sole reasonable discretion, upon obtaining knowledge of any such judgments, writ(s), order(s) or decree(s), provide the Obligors up to an additional thirty (30) days to cause the release or dismissal of such judgments, writ(s), order(s) or decree(s);

(e) Bankruptcy.

(i) Any Obligor or any Subsidiary of any Obligor shall (A) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (B) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (C) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (D) file a petition seeking to take advantage of any Debtor Relief Laws, (E) acquiesce to, or fail to have dismissed, within sixty (60) days, any petition filed against it in any involuntary case under such Debtor Relief Laws, (F) take any action in relation to the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor or any Subsidiary of any Obligor other than a solvent liquidation or reorganization, or (G) take any action for the purpose of effecting any of the foregoing;

(ii) Any Obligor or any Subsidiary of any Obligor (A) is unable or admits inability to pay its debts as they fall due, (B) suspends making payments on any of its debts, or (C) by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Obligor in its capacity as such) with a view to rescheduling any of its indebtedness;

(iii) Any Obligor or any Subsidiary of any Obligor is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the German Insolvency Code (Insolvenzordnung) or is overindebted within the meaning of section 19 of the German Insolvency Code (Insolvenzordnung).

(f) Lien Priority. The Collateral Agent shall not have or shall cease to have a valid and first priority perfected Lien in any material portion of the Collateral purported to be covered by the Security Documents, other than any Permitted Liens arising by operation of law or otherwise expressly permitted under this Agreement or any release of Collateral expressly permitted by the terms of this Agreement or the applicable Security Documents;

(g) Judicial Actions. A levy, injunction or attachment shall be imposed against any Obligor’s property in an aggregate amount in excess of EUR 1,000,000 and shall remain undischarged, unbonded or unpaid for 60 consecutive days; provided that, the Collateral Agent may in its sole discretion, upon obtaining knowledge of any such levy, injunction or attachment, provide the Obligors up to an additional thirty (30) days to cause the release or dismissal of such levy, injunction or attachment;

(h) Cross Default. Any default shall have occurred under any document governing Indebtedness (other than the Obligations) of any Obligor or any Subsidiary of any Obligor (beyond the period of grace, if any, provided in any such agreement, document or instrument evidencing or relating to such Indebtedness) with a then-outstanding principal balance, if such default would permit the holder of any such Indebtedness to accelerate such Indebtedness (and/or the obligations of the Obligor or Subsidiary thereunder) prior to the scheduled maturity or termination thereof (regardless of whether the holder of such Indebtedness shall actually accelerate, terminate or otherwise exercise any rights or remedies with respect to such Indebtedness); no Event of Default will occur under this paragraph (h) if the aggregate amount of Indebtedness or commitment for Indebtedness falling within this paragraph (h) is less than EUR 2,500,000 (or its equivalent in any other currency or currencies);

(i) Invalidity. Any material provision of this Agreement or any Other Document in connection with the Obligations of any Obligor ceases to be valid, binding on or enforceable against any Obligor in accordance with its terms, or any Obligor attempts to terminate, challenges the validity of, or disavows its liability under, any such provision of this Agreement or any Other Document (except as otherwise permitted herein or therein);

(j) Change of Control. Any Change of Control (other than the Business Combination) shall occur; and

(k) CP Insurance Policy. Any Obligor shall default, or shall cause the Note Purchasers or the Collateral Agent to default, as applicable in the performance or observance of any of their respective covenants, representations, warranties, undertakings or other obligations or commitments related to or under the CP Insurance Policy, or the CP Insurance Policy ceases to be in full force and effect, or any Obligor or any party acting on their behalf shall assert that the CP Insurance Policy is not in full force and effect or assert any defense or objection to any claim or liability thereunder or any notice of termination or cancellation is issued under or with respect to the CP Insurance Policy.

ARTICLE XI. SECURED PARTIES’ RIGHTS AND REMEDIES AFTER DEFAULT.

Section 11.1 Rights and Remedies. Upon the occurrence of: (i) an Event of Default pursuant to Section 10.1(e), all Obligations shall be immediately due and payable, (ii) any of the other Events of Default and at any time thereafter during which such other Event of Default is continuing (and during which time such other Event of Default has not been, to the extent it is capable of being, cured), at the direction of the Collateral Agent all Obligations shall be immediately due and payable and the Required Note Purchasers shall have the right to terminate this Agreement. Upon the occurrence and during the continuation of any Event of Default, the Collateral Agent (at the direction of the Required Note Purchasers) shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process and/or to make a claim for payment under the CP Insurance Policy. The Collateral Agent or its designated third party may enter any of any Obligor’s premises or other premises without legal process and, except as otherwise provided herein, without incurring liability to any Obligor therefor, and the Collateral Agent or its designated third party may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Required Note Purchasers or the Collateral Agent may deem advisable and the Collateral Agent or its designated third party may require the Obligors to make the Collateral available to the Collateral Agent at a convenient place. With or without having the Collateral at the time or place of sale, the Collateral Agent or its designated third party may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Required Note Purchasers or the Collateral Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Collateral Agent or its designated third party shall give the Obligors reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Issuer at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale the Collateral Agent (on behalf of the Note Purchasers) may bid (including credit bid) for and become the purchaser, and the Collateral Agent (on behalf of the Note Purchasers) or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Obligor. Upon payment of a claim in full to the Note Purchasers pursuant to the CP Insurance Policy, all rights associated with this Agreement and all Other Documents, including all legal and beneficial title to the Collateral, and all rights associated with such legal and beneficial title, will automatically transfer from the Note Purchasers to the insurer(s) identified in the CP Insurance Policy with the date of transfer of such rights and title being the date of settlement of such claim.

Notwithstanding anything to the contrary in this Agreement or any Note Document, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to the Maturity Date, including as a result of any Event of Default set forth in of Section 10.1(e) (including the acceleration of claims by operation of law), the Applicable Premium that would have been payable if the Notes were optionally prepaid pursuant to Section 2.6(a) on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to the Notes, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Note Purchaser’s lost profits as a result thereof. Any such Applicable Premium payable shall be presumed to be the liquidated damages sustained by each Note Purchaser as the result of the early prepayment and each of the Obligors agrees that it is reasonable under the circumstances currently existing. EACH OF THE OBLIGORS EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING AMOUNTS IN CONNECTION WITH ANY SUCH ACCELERATION, ANY RESCISSION OF SUCH ACCELERATION OR THE COMMENCEMENT OF ANY PROCEEDING UNDER DEBTOR RELIEF LAWS. Each of the Obligors expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Note Purchasers and the Obligors giving specific consideration in this transaction for such agreement to pay such Applicable Premium; and (D) the Obligors shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each of the Obligors expressly acknowledges that its agreement to pay such Applicable Premium to the Note Purchasers as herein described is a material inducement to the Note Purchasers to enter into this Agreement.

Section 11.2 Collateral Agent’s Discretion. The Collateral Agent shall have the right in its sole discretion to determine which rights, Liens or remedies the Collateral Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral or the Obligations and the CP Insurance Policy and in what order, thereto and such determination will not in any way modify or affect any of Secured Parties’ rights hereunder as against Obligors or each other. The Collateral Agent and the Note Purchasers shall not be obligated to marshal any assets to repayment of the Obligations prior to taking any such remedy.

Section 11.3 Setoff. In addition to any other rights which the Collateral Agent may have under Applicable Law, upon the occurrence of an Event of Default hereunder, the Collateral Agent shall have a right, immediately and without notice of any kind, to apply any Obligor’s property held by the Collateral Agent or any of its Subsidiaries to reduce the Obligations and to exercise any and all rights of setoff which may be available to the Collateral Agent with respect to any deposits held by the Collateral Agent.

Section 11.4 Intellectual Property License. Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement effective solely at and for such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies under this Agreement, each Obligor hereby grants to the Collateral Agent, effective only after and during the continuance of an Event of Default, a non-exclusive, irrevocable (subject to the last sentence of this Section 11.4) license (exercisable without payment of royalty or other compensation to any such Obligor) to, solely to the extent necessary to exercise such rights and remedies, use or sublicense any of the Collateral now owned or hereafter acquired by such Obligor that constitutes Intellectual Property, and wherever the same may be located, and including in such license, solely to the extent necessary to exercise such rights and remedies, reasonable access to media in which any of the licensed items may be recorded or stored and to all computer software used for the compilation or printout thereof; provided, however, that nothing in this Section 11.4 shall require any Obligor to grant any license if it does not have the right to do so or that is prohibited by any Applicable Law, or if granting such license would constitute a breach or default under or results in the termination of or gives rise to any right of acceleration, modification or cancellation under any contract, license, agreement, instrument or other document; provided, further, that such licenses to be granted hereunder under any trademarks and service marks shall be subject to the obligations upon the Collateral Agent of the maintenance of quality standards with respect to the goods and services on which such trademarks and service marks are used sufficient to preserve the validity and scope of such trademarks and service marks. For clarity, such license to the Collateral Agent may be exercised, at the option of the Collateral Agent, only during the continuation of an Event of Default, upon the discontinuation of which such license shall terminate automatically.

Section 11.5 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

Section 11.6 Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Collateral Agent or any Note Purchaser on account of the Obligations or in respect of the Collateral shall, unless otherwise directed by the Required Note Purchasers, be paid over or delivered as follows:

FIRST, ratably, to the payment of all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) of each of the Note Purchasers, the Collateral Agent and the Note Administrative Agent in connection with exercising their respective duties and enforcing their respective rights (and the right of the Note Purchasers) under the Note Documents, and any unpaid amount of the Deferred Insurance Premium;

SECOND, to the payment of all Obligations arising under the Note Documents in such order as the Required Note Purchasers shall determine;

THIRD, to payment of any fees owed to one or more agents to market and sell the Collateral (including the fees payable to the Collateral Agent for such services as set forth in the Collateral Agent Agreement); and

FOURTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Note Purchasers shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Notes held by such Note Purchaser bears to the aggregate then outstanding Notes).

ARTICLE XII. WAIVERS AND JUDICIAL PROCEEDINGS.

Section 12.1 Waiver of Notice. Each Obligor hereby waives notice of non-payment, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

Section 12.2 Delay. No delay or omission on the Collateral Agent’s, any Note Purchaser’s or any other Secured Party’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.

Section 12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY OTHER DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE XIII. EFFECTIVE DATE AND TERMINATION.

Section 13.1 Term. This Agreement shall become effective on the date hereof and shall continue in full force and effect until the date of Payment in Full of all Obligations herein (the “Term”).

Section 13.2 Termination. The termination of the Agreement shall not affect the Collateral Agent’s or the Note Purchasers’ rights, or any of the Obligations having their inception prior to the effective date of such termination or any Obligations which pursuant to the terms hereof continue to accrue after such date, and the provisions hereof shall continue to be fully operative until all transactions entered into and rights or interests created hereunder have been concluded or liquidated and Payment in Full of the Obligations has occurred. The Guaranty and the Liens and rights granted to the Collateral Agent or the Note Purchasers hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement until Payment in Full of the Obligations or each Obligor has furnished the Collateral Agent and Note Purchasers with an indemnification satisfactory to the Collateral Agent and the Note Purchasers with respect thereto.

ARTICLE XIV. MISCELLANEOUS.

Section 14.1 Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with all applicable laws of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Obligor with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Obligor accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Obligor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Issuer at its address set forth in Section 14.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Collateral Agent’s option, by service upon Issuer which each Obligor irrevocably appoints as such Obligor’s agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Collateral Agent or the Note Purchasers to bring proceedings against any Obligor in the courts of any other jurisdiction. Each Obligor waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Obligor waives the right to remove any judicial proceeding brought against such Obligor in any state court to any federal court. Any judicial proceeding by any Obligor against the Collateral Agent or the Note Purchasers involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in the District Court of New York County, New York, or in the United States District Court for the Southern District of New York.

Section 14.2 Entire Understanding; Amendments.

(a) This Agreement and the documents executed concurrently herewith contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guaranties not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Obligor’s and the Collateral Agent’s and the applicable Note Purchasers’ respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Obligor acknowledges that it has been advised by counsel in connection with the execution of the Note Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

(b) The Collateral Agent, the Required Note Purchasers and the Obligors may, subject to the provisions of this Section 14.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Obligors, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights or interests of the Collateral Agent, the Note Purchasers or Obligors thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement or amendment shall, in each case, without the consent of all Note Purchasers:

(i) increase the maximum dollar amount of any Note of any Note Purchaser without the consent of each Note Purchaser directly affected thereby;

(ii) extend the Term or the time for payment of principal or interest of any Notes (excluding the due date of any mandatory prepayment of the Notes), or any fee payable to any Note Purchaser, or reduce the principal amount of or the rate of interest borne by any Note or reduce any fee payable to any Note Purchaser, without the consent of each Note Purchaser directly affected thereby (except that the Required Note Purchasers may elect to waive or rescind any imposition of the Default Rate);

(iii) increase the Commitment of any Note Purchaser without the consent of each Note Purchaser directly affected thereby;

(iv) alter, amend or modify the provisions of Section 11.6 or any type of payment priority or similar payment waterfall without the consent of the Note Purchasers; and

(v) release any Collateral (other than in accordance with the provisions of this Agreement and the Security Documents) having an aggregate value in excess of EUR 2,500,000 without the consent of all Note Purchasers; or

(vi) release any Obligor (other than in accordance with the provisions of this Agreement) or subordinate the Obligations under the Note Documents in any way.

(c) Any such supplemental agreement shall be binding upon the Obligors and the Note Purchasers and all future holders of the Obligations.

(d) The Collateral Agent or the Note Purchasers may, at any time in the Note Purchasers’ sole discretion, regardless of (i) the existence of a Default or an Event of Default, or (ii) any other contrary provision of this Agreement, make extensions of credit to the Obligors that they in their reasonable business judgment, deem necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of, or maximize the amount of, repayment of the Notes and other Obligations, or (C) to pay any other amount chargeable to Obligors pursuant to the terms of this Agreement (the “Protective Advances”). To the extent any Protective Advances are not actually funded by the Note Purchasers as provided for in this Section 14.2(d), such Protective Advances shall be deemed to be Notes made by and owing to the Note Purchasers and shall constitute Obligations.

Section 14.3 Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as permitted pursuant to Section 7.1, no Obligor may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Required Note Purchasers. No Note Purchaser may assign or transfer any of its rights or obligations under this Agreement unless it is simultaneously transferring a pro rata portion of its Notes (or its interest as a Beneficial Owner of the Notes) to the assignee or transferee of such rights or obligations in a transaction that complies with the restrictions set forth in Section 2.1(e). Any purported assignment or transfer in violation of this Section shall be null and void ab initio.

(b) Notwithstanding any provision to the contrary herein or any Other Document, but subject in all cases to Section 2.1(e)(ii), if (i) the Collateral Agent receives payment of any portion of the amount due under the CP Insurance Policy in immediately available funds (the “Insurance Proceeds”) under the CP Insurance Policy and (ii) the Collateral Agent and the applicable Note Purchasers receive a notice signed by the Insurers (as defined in the CP Insurance Policy) (an “Insurance Notice”) that (x) confirms the full amount due under the CP Insurance Policy, (y) instructs the Collateral Agent to proceed with the subrogation of all Obligations and the transfer and assignment of the applicable Note Purchasers’ rights and obligations with respect thereto as provided in this Section 14.3(b), and (z) identifies each of the Insurers that have made such payment, the identity of such Insurers’ joint domestic U.S. organized designee (the Insurers or if formed such Insurers’ joint domestic U.S. organized designee collectively, as applicable, the “Designee(s)”) and such Insurers’ respective allocated contribution to such amount stated in dollars, then the parties hereto (including the applicable Note Purchasers) agree that the Designee(s) are automatically subrogated to and assigned the portion of the Obligations (and all of such Note Purchasers’ rights and obligations with respect thereto) based on the percentage of insurance payment actually made (e.g. if loss payment due is one hundred (100), and the Collateral Agent only received eighty (80), then the Designee(s) will be subrogated and assigned 80% of the Obligations) as of the date of receipt of the Insurance Notice. The Collateral Agent shall provide prompt notice by e-mail to the applicable Note Purchasers of its receipt of the Insurance Proceeds. In furtherance of such automatic subrogation and assignment, the Collateral Agent shall without requirement for any assignment, notice or instruction, immediately and in all events within five (5) Business Days thereof, (x) distribute to the applicable Note Purchasers the Insurance Proceeds, and (y) following such distribution, cause the Registrar to record the assignment of such Notes to the Designee(s). Further, the applicable Note Purchasers agree to execute and deliver to the Collateral Agent and the Designee(s) an assignment or transfer, substantially in the form of Exhibit H attached hereto, reflecting such automatic assignment effective as of the date of the automatic assignment described in the first sentence of this Section 14.3(b) to the Designee(s) of the aggregate amount of all Obligations so assigned. Any obligations of the Insurers in this Section 14.3(b) may be satisfied by performance of the Designee(s), if any, on behalf of such Insurer. Each Insurer and their Designee(s) is a designated third-party beneficiary of this Section 14.3(b). For the avoidance of doubt, failure of any Note Purchaser and any Designee to execute any assignment or transfer shall have no effect on the automatic subrogation and assignment described in this Section 14.3(b). Each Note Purchaser hereby authorizes the Insurers to deliver the Insurance Notice and instructs the Collateral Agent that the Collateral Agent is entitled to conclusively rely on the Insurance Notice in the execution of the assignments of the Obligations provided for in this Section 14.3(b).

Section 14.4 Application of Payments. The Collateral Agent (at the direction of the Required Note Purchasers) shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Obligor makes a payment or the Note Purchasers, the Collateral Agent or the Note Administrative Agent receives any payment or proceeds of the Collateral for any Obligor’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by such Person.

Section 14.5 Indemnity. Each Obligor shall defend, protect, indemnify, pay and save harmless the Collateral Agent, the Note Purchasers, the Note Administrative Agent and their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, and reasonable and documented costs, expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of a single firm of counsel for all Indemnified Parties, collectively and, if reasonably necessary, a single local and a single regulatory counsel for all Indemnified Parties, collectively, in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, collectively) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in any litigation, investigation, claim or proceeding arising out of or in any way relating to or as a consequence, direct or indirect, of: (a) this Agreement, the Other Documents, the Notes and other Obligations and/or the transactions contemplated hereby including the Transactions, (b) any Obligor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in the Note Documents, (c) the enforcement of any of the rights and remedies of the Collateral Agent, the Note Purchasers and the Note Administrative Agent under the Note Documents, (d) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any Anti-Terrorism Law by any Obligor, any Affiliate or Subsidiary of any Obligors, and (e) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by this Agreement or the Other Documents whether or not the Indemnified Party is a party thereto, except in each case to the extent that any of the foregoing (i) arises out of the gross negligence, fraud or willful misconduct of an Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) results from a claim brought by any Obligor against an Indemnified Party for breach of such Indemnified Party’s obligations hereunder or under any other Note Document (to the extent a court of competent jurisdiction in a final non-appealable judgment determines there has been such a breach) or (iii) results from a claim not involving an act or omission of any Obligor and that is brought by an Indemnified Party against another Indemnified Party (other than any claim asserted by or against the Collateral Agent in its capacity as such). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, and reasonable and documented expenses and disbursements of any kind or nature whatsoever (including reasonable and documented fees and disbursements of a single firm of counsel for all Indemnified Parties, collectively and, if reasonably necessary, a single local and a single regulatory counsel for all Indemnified Parties, collectively, in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, collectively) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Obligor’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials.

Section 14.6 Notices. Any notice, request, demand, direction or other communication (for purposes of this Section 14.6, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given in writing (which includes by means of electronic transmission (i.e., “email”)) in accordance with this Section 14.6. Any such Notice must be delivered to the applicable parties hereto at the addresses set forth under their respective names below or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 14.6:

(A) If to the Collateral Agent or Note Purchasers at:

[ ]

(B) If to Issuer or any Obligor:

Next.e.GO Mobile SE
Lilienthalstr. 1, 52068 Aachen, Germany
Attn: Eelco van der Leij
Email: eelco.van-der-leij@e-go-mobile.com; legal@e-go-mobile.com with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
Neue Mainzer Strasse 52
60311 Frankfurt, Germany
Attn: Clemens Rechberger and Benjamin Kent
Email: rechbergerc@sullcrom.com; kentb@sullcrom.com

(C) If to Note Administrative Agent:

[ ]

Any such Notice shall be effective:

(a) In the case of hand-delivery, when delivered;

(b) If given by mail, three (3) Business Days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c) In the case of electronic transmission, the Business Day following the day on which such email or other Notice was sent (unless an email notice of failed delivery/ “bounce-back” is received by the sender); and

(d) If given by any other means (including by overnight courier), when actually received.

Section 14.7 Survival. The obligations of Obligors under Sections 2.3, 3.6, 4.9, 14.5 and 14.9 shall survive termination of the Note Documents and the Payment in Full of the Obligations.

Section 14.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

Section 14.9 Expenses. Obligors shall pay (a) all reasonable and documented out-of-pocket expenses incurred through the Closing Date by the Note Purchasers, the Collateral Agent and the Note Administrative Agent (including the reasonable and documented fees, charges and disbursements of counsel for the Note Purchasers, the Collateral Agent and the Note Administrative Agent) in connection with the preparation, negotiation, execution, delivery and administration of the Note Documents up to an amount not to exceed (i) $350,000 for the Note Purchasers, (ii) $125,000 for the Collateral Agent, and (iii) $40,000 for the Note Administrative Agent and (b) all reasonable and documented out-of-pocket expenses incurred by the Note Purchasers, the Collateral Agent and Note Administrative Agent (including the reasonable and documented fees, charges and disbursements of a single counsel for each of the Note Purchasers, the Collateral Agent and the Note Administrative Agent, and local counsel as deemed necessary by each of the Note Purchasers, the Collateral Agent and the Note Administrative Agent) incurred in connection with the Note Documents after the Closing Date, including any amendments, modifications or waivers of the provisions hereof or thereof, including its rights under this Section, and any workout, restructuring or negotiations in respect of the Notes.

Section 14.10 Injunctive Relief. Each Obligor recognizes that, in the event any Obligor fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to the Note Purchasers; therefor, the Note Purchasers, if the Required Note Purchasers so request, shall be entitled to temporary and permanent injunctive relief or other equitable relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

Section 14.11 Consequential Damages. None of the parties hereto, nor any agent or attorney for any of them, shall be liable to any other party hereto (or any other Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.

Section 14.12 Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

Section 14.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.

Section 14.14 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

Section 14.15 Confidentiality; Sharing Information. The Collateral Agent, the Note Administrative Agent and each Note Purchaser (collectively, the “Transferees”) shall hold all non-public information obtained by the Collateral Agent from the Issuer, including information covered by the confidentiality regarding the supply agreement with Guarantor’s primary customer, pursuant to the requirements of this Agreement in accordance with the Transferees customary procedures for handling confidential information of this nature and safe and sound lending practices; provided, however, a Transferee may disclose such confidential information (a) to its examiners, outside auditors, counsel and other professional advisors, as long as such examiners, auditors, counsel and other advisors are advised of their obligation to retain such information as confidential, (b) to a prospective Note Purchaser, so long as such prospective Note Purchaser shall have agreed in writing to treat such information as confidential in accordance with this Section 14.15, and (c) as required or requested by any Governmental Body, examiners and other regulators in connection with any litigation to which the Transferee is a party; provided, further, that (i) unless specifically prohibited by Applicable Law, the Transferee shall use commercially reasonable efforts, (A) prior to disclosure thereof, notify the applicable Obligor of the applicable request for disclosure of such non-public information pursuant to clause (c), (B) provide such Obligor a reasonable opportunity to seek confidential treatment, a protective order or other appropriate relief or remedy, if disclosure of such information is required disclose only the portion of information that is required to be disclosed and (C) subject to reimbursement by Issuer of the Transferee’s expenses, as the case may be, cooperate with Obligors in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Obligors so designate; and (ii) in no event shall the Collateral Agent be obligated to return any materials furnished by any Obligor other than those documents and instruments in possession of the Collateral Agent in order to perfect its Lien on the Collateral once Payment in Full of the Obligations has been made and this Agreement has been terminated. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Obligor or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Collateral Agent or Note Purchaser or by one or more Subsidiaries or Affiliates of the Collateral Agent or such Note Purchaser and each Obligor hereby authorizes Collateral Agent and each Note Purchaser to share any information delivered to the Collateral Agent or such Note Purchaser by such Obligor and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Collateral Agent or such Note Purchaser to enter into this Agreement, to any such Subsidiary or Affiliate of the Collateral Agent or such Note Purchaser, it being understood that any such Subsidiary or Affiliate of the Collateral Agent or the Note Purchaser receiving such information shall be bound by the provisions of this Section 14.15 as if it were a party hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by the Collateral Agent or any Note Purchaser in favor of any Obligor, the provisions of this Agreement shall supersede such agreements.

Section 14.16 USA PATRIOT Act. The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Collateral Agent may from time to time request, and each Obligor shall provide to the Collateral Agent, such Obligor’s name, address, tax identification number and/or such other identifying information as shall be necessary for the Collateral Agent and the Note Purchasers to comply with the USA PATRIOT Act and any other Anti-Terrorism Law.

ARTICLE XV. GUARANTY.

Section 15.1 Guaranty. Each Guarantor hereby unconditionally, absolutely and irrevocably guarantees, as a primary obligor and not merely as a surety when and as due, whether at maturity, by acceleration, by notice of prepayment or otherwise, the due and punctual payment of all Obligations to the Collateral Agent for the benefit of the Note Purchasers. Each payment made by any Guarantor pursuant to this Guaranty shall be made in lawful money of the United States in immediately available funds.

Section 15.2 Waivers. Each Guarantor hereby absolutely, unconditionally and irrevocably waives (a) promptness, diligence, notice of acceptance, notice of presentment of payment and any other notice hereunder, (b) demand of payment, protest, notice of dishonor or nonpayment, notice of the present and future amount of the Obligations and any other notice with respect to the Obligations, (c) any requirement that the Note Purchasers and the Collateral Agent protect, secure, perfect or insure any security interest or Lien on any property subject thereto or exhaust any right or take any action against any other Obligor, or any Person or any Collateral, (d) any other action, event or precondition to the enforcement hereof or the performance by each such Obligor of the Obligations, and (e) any defense arising by any lack of capacity or authority or any other defense of any Obligor or any notice, demand or defense by reason of cessation from any cause of Obligations other than payment and performance in full of the Obligations by Obligors and any defense that any other guarantee or security was or was to be obtained by the Note Purchasers and the Collateral Agent.

Section 15.3 No Defense. No invalidity, irregularity, voidableness, voidness or unenforceability of this Agreement or any Other Document or any other agreement or instrument relating thereto, or of all or any part of the Obligations or of any collateral security therefor shall affect, impair or be a defense hereunder.

Section 15.4 Guaranty of Payment. The Guaranty hereunder is one of payment, not collection, and the obligations of each Guarantor hereunder are independent of the Obligations of the other Obligors, and a separate action or actions may be brought and prosecuted against any Guarantor to enforce the terms and conditions of this ARTICLE XV, irrespective of whether any action is brought against any other Obligor or other Persons or whether any other Obligor or other Persons are joined in any such action or actions. Each Obligor waives any right to require that any resort be had by the Note Purchasers and the Collateral Agent to any security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Note Purchasers or the Collateral Agent in favor of any Obligor or any other Person. No election to proceed in one form of action or proceedings, or against any Person, or on any Obligations, shall constitute a waiver of the Collateral Agent’s or the Note Purchasers’ right to proceed in any other form of action or proceeding or against any other Person unless the Collateral Agent and the Note Purchasers have expressed the waiver of such right in writing. Without limiting the generality of the foregoing, no action or proceeding by the Collateral Agent or the Note Purchasers against any Obligor under any document evidencing or securing indebtedness of any Obligor to the Collateral Agent or any Note Purchaser shall diminish the liability of any Obligor hereunder, except to the extent the Note Purchasers receive actual payment on account of Obligations by such action or proceeding, notwithstanding the effect of any such election, action or proceeding upon the right of subrogation of any Obligor in respect of any other Obligor.

Section 15.5 Liabilities Absolute. The liability of each Guarantor under this Section 15.5 shall be absolute, unlimited and unconditional and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any claim, defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any other Obligation or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor shall not be discharged or impaired, released, limited or otherwise affected by: (a) any change in the manner, place or terms of payment or performance, and/or any change or extension of the time of payment or performance of, release, renewal or alteration of, or any new agreements relating to any Obligation, any security therefor, or any liability incurred directly or indirectly in respect thereof, or any rescission of, or amendment, waiver or other modification of, or any consent to departure from, this Agreement or any Other Document, including any increase in the Obligations resulting from the extension of additional credit to any Obligor or otherwise; (b) any sale, exchange, release, surrender, loss, abandonment, realization upon any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, all or any of the Obligations, and/or any offset there against, or failure to perfect, or continue the perfection of, any Lien in any such property, or delay in the perfection of any such Lien, or any amendment or waiver of or consent to departure from any other guaranty for all or any of the Obligations; (c) the failure of any the Collateral Agent or any Note Purchaser to assert any claim or demand or to enforce any right or remedy against any Obligor or any other Obligor or any other Person under the provisions of this Agreement or any Other Document or any other document or instrument executed and delivered in connection herewith or therewith; (d) any settlement or compromise of any Obligation, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Obligor to creditors of any Obligor other than any other Obligor; (e) any manner of application of Collateral, or proceeds thereof, to all or any of the Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Obligations or any other assets of any Obligor; and (f) any other agreements or circumstance of any nature whatsoever that may or might in any manner or to any extent vary the risk of any Guarantor or Issuer, or that might otherwise at law or in equity constitute a defense available to, or a discharge of, the Guaranty hereunder and/or the obligations of any Guarantor or Issuer, or a defense to, or discharge of, any Obligor or any other Person or party hereto or the Obligations or otherwise with respect to the Notes or other financial accommodations to Obligors pursuant to this Agreement and/or the Other Documents.

Section 15.6 German Guaranty Limitations.

(a) The Collateral Agent (also on behalf the Note Purchasers) agrees to restrict the enforcement of the Guaranty hereunder with respect to each Guarantor having the legal form of a German limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) (in each case, a “German GmbH Guarantor”) if and to the extent that (i) the relevant payment is applied in satisfaction of any liabilities of such German GmbH Guarantor’s direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) (other than the liabilities of the respective German GmbH Guarantor’s subsidiaries and, for the avoidance of doubt, the respective German GmbH Guarantor’s own liabilities) (cross-stream) and (ii) the enforcement of the Guaranty hereunder would cause the amount of the respective German GmbH Guarantor’s net assets (Reinvermögen), as adjusted pursuant to the following provisions, to fall below the amount of its registered share capital (Stammkapital) (Begründung einer Unterbilanz) or to increase any already existing capital impairment (Vertiefung einer Unterbilanz) in violation of sections 30 and 31 of the German Limited Liability Company Act (GmbHG), (each such event is hereinafter referred to as a (a “Capital Impairment”). For the purposes of the Guaranty hereunder, net assets (Reinvermögen) means the assets calculated on the basis of the balance sheet items listed in sections 266 para. 2 A, B (in deviation from section 272 para. 1 of the German Commercial Code (HGB) including not yet called outstanding contributions (nicht eingeforderte ausstehende Einlagen)), C, D and E of the German Commercial Code (HGB) less all liabilities listed in section 266 para. 3 B, C, D and E of the German Commercial Code (HGB) and less such amounts being subject to a distribution barrier (Ausschüttungssperre) pursuant to section 268 para. 8 of the German Commercial Code (HGB) or pursuant to section 253 para. 6 of the German Commercial Code (HGB) or pursuant to section 272 para. 5 of the German Commercial Code (HGB), provided that any deviating specifications made by the German Federal High Court (Bundesgerichtshof) for the calculation of the net assets shall be taken into account, and further provided that:

(i) loans provided to that German GmbH Guarantor by a (direct or indirect) shareholder of that German GmbH Guarantor or any of that shareholder’s affiliates (other than a subsidiary of that German GmbH Guarantor) shall not be taken into account as liabilities (Passivposten) to the extent such loans are subordinated pursuant to Section 39 para. 1 no. 5 or para. 2 InsO, provided a waiver (Erlass) of the relevant loan claim (i) is legally permissible and (ii) would not lead to a liability of the managing directors (Geschäftsführer) of the German GmbH Guarantor under any applicable law;

(ii) the amount of any liabilities incurred by that German GmbH Guarantor in breach of any provision of the Note Documents shall not be taken into account as liabilities (Passivposten);

(iii) for the avoidance of doubt, the amount of any liabilities under the Guaranty given by that German GmbH Guarantor pursuant to this Section 15 shall not be taken into account as liabilities (Passivposten); and

(iv) the amount of any claims against a shareholder for payment of unpaid share capital (whether or not a demand for payment has been made) shall not be taken into account as an asset.

(b) The limitation pursuant to this Section 15.6 shall apply to a German GmbH Guarantor, subject to the following requirements, if following a notice by the Collateral Agent (also on behalf of the Note Purchasers) that it intends to enforce the Guaranty hereunder, the respective German GmbH Guarantor notifies the Collateral Agent (“Management Notification”) within fifteen (15) Business Days upon receipt of the relevant notice of a Capital Impairment by enforcing the Guaranty (setting out in reasonable detail to what extent the Capital Impairment would occur).

(c) If enforcement of the Guaranty against a German GmbH Guarantor is or would be limited or excluded pursuant to paragraph (a) above, that German GmbH Guarantor shall, upon request of the Collateral Agent (acting on the instructions of any Note Purchaser), realize, to the extent permitted by law and under the Note Documents, each asset capitalized on its balance sheet with a book value that is, in the reasonable opinion of the Collateral Agent, significantly lower than its market value and which is not required for its business (betriebsnotwendig). If and to the extent the relevant German GmbH Guarantor fails to comply with its obligation under the preceding sentence, the German GmbH Guarantor and the Collateral Agent will liaise with each other and the German GmbH Guarantor shall use its best efforts to make further attempts to dispose of such relevant asset on more beneficial terms and keep the Collateral Agent informed about its progress on a continuous basis.

(d) If the Management Notification is contested by the Collateral Agent (also on behalf the Note Purchasers), the Collateral Agent (also on behalf the Note Purchasers) shall nevertheless be entitled to enforce the Guaranty hereunder up to such amount, which is, based on the Management Notification, undisputed between itself and the respective German GmbH Guarantor. In relation to the amount which is in dispute, the respective German GmbH Guarantor undertakes (at its own cost and expense) to arrange for the preparation of a balance sheet by its auditors in order to have such auditors determine whether (and if so, to what extent) any enforcement of or payment under the Guaranty hereunder would cause a Capital Impairment (“Auditor’s Determination”). The Auditor’s Determination shall be prepared, taking into account the adjustments set out above in relation to the calculation of a Capital Impairment, by applying the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) based on the same principles and evaluation methods as consistently applied by the respective German GmbH Guarantor in the preparation of its financial statements, in particular in the preparation of its most recent annual balance sheet, and taking into consideration applicable court rulings of German courts. The respective German GmbH Guarantor shall provide the Auditor’s Determination to the Collateral Agent within thirty (30) Business Days from the date on which the Collateral Agent (also on behalf the Note Purchasers) contested the Management Notification in writing. The Auditor’s Determination shall be binding on the respective German GmbH Guarantor.

(e) If, and to the extent that, the Guaranty hereunder has been enforced without regard to the limitation set forth in Section 15.6(a) above because the amount of the available net assets pursuant to the Auditor’s Determination is lower than the amount stated in the Management Notification, the Collateral Agent (also on behalf the Note Purchasers) shall upon written demand of the respective German GmbH Guarantor to the Collateral Agent repay any enforcement proceeds (if and to the extent already paid to the Collateral Agent) up to an amount equal to the difference between the amount enforceable pursuant to the Management Notification and the amount enforceable pursuant to the Auditor’s Determination.

(f) If pursuant to the Auditor’s Determination the amount of the available net assets is higher than set out in the Management Notification, the Collateral Agent (also on behalf the Note Purchasers) shall be entitled to enforce into such available net assets accordingly.

(g) Notwithstanding the above, the limitations pursuant to this Section 15.6 shall not apply:

(i) if, at the time of the enforcement of the Guaranty hereunder, the limitations set out in this Section 15.6 are (due to a change in statutory law or a final applicable court ruling by the federal supreme court (Bundesgerichtshof) no longer required in order to protect the managing director(s) (Geschäftsführer) of the respective German GmbH Guarantor from being personally liable for such obligation under the guarantee or indemnity according to sections 30 and 31 of the German Limited Liability Companies Act (GmbHG); or

(ii) if the respective German GmbH Guarantor is at the time of the enforcement of the Guaranty hereunder party as dominated entity (beherrschtes Unternehmen) of a domination agreement (Beherrschungsvertrag) and/or a profit and loss transfer agreement (Gewinnabführungsvertrag) unless the German GmbH Guarantor has proven by way of a final applicable court ruling that the existence of a domination agreement and/or profit and loss transfer agreement is not sufficient to disapply section 30 sentence 1 GmbHG and that payment under the Guarantee would result in a breach of section 30 sentence 1 GmbH; or

(iii) if the respective German GmbH Guarantor at the time of granting of the Guaranty hereunder had a recourse right (Rückgriffsanspruch) pursuant to section 30 para 1 sentence 2 of the German Limited Liability Company Act (GmbHG), towards its direct or indirect shareholder(s) (upstream) or any entity affiliated to such shareholder (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) (cross-stream) which is fully recoverable (voll werthaltig); or

(iv) for so long as the respective German GmbH Guarantor fails to deliver the Management Notification and/or the Auditor’s Determination pursuant to this Section 15.6 within the deadline set forth in this Section 15.6; or

(v) to any amounts borrowed under the Note Documents to the extent the proceeds of such borrowing are on-lent to the respective German GmbH Guarantor or its subsidiaries to the extent that any amounts so on-lent are still outstanding at the time the relevant demand is made against the respective German GmbH Guarantor and the repayment of such loans as a result of such on-lending is not prohibited by operation of law.

(h) The provisions of this Section 15.6 shall apply to a German limited partnership (Kommanditgesellschaft - KG) with a German limited liability company (Gesellschaft mit beschränkter Haftung – GmbH) as its general partner (Komplementär) (GmbH & Co. KG) mutatis mutandis; provided that any Capital Impairment shall be determined in relation to the general partner (Komplementär).

Section 15.7 Waiver of Notice. The Collateral Agent and the Note Purchasers shall have the right to do any of the above without notice to or the consent of any Guarantor and each Guarantor expressly waives any right to notice of, consent to, knowledge of and participation in any agreements relating to any of the above or any other present or future event relating to Obligations whether under this Agreement or otherwise or any right to challenge or question any of the above and waives any defenses of such Guarantor which might arise as a result of such actions.

Section 15.8 Collateral Agent’s Discretion. The Collateral Agent, on behalf of Note Purchasers, may at any time and from time to time (whether prior to or after the revocation or termination of this Agreement) without the consent of, or notice to, any Guarantor, and without incurring responsibility to any Guarantor or impairing or releasing the Obligations, apply any sums by whomsoever paid or howsoever realized to any Obligations regardless of what Obligations remain unpaid.

Section 15.9 Reinstatement.

(a) The Guaranty provisions herein contained shall continue to be effective or be reinstated, as the case may be, if claim is ever made upon any Note Purchaser for repayment or recovery of any amount or amounts received by such Person in payment or on account of any of the Obligations and such Person repays all or part of said amount for any reason whatsoever, including by reason of any judgment, decree or order of any court or administrative body having jurisdiction over such Person or the respective property of each, or any settlement or compromise of any claim effected by such Person with any such claimant (including any Obligor); and in such event each Guarantor hereby agrees that any such judgment, decree, order, settlement or compromise or other circumstances shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any Obligation, and each Guarantor shall be and remain liable to the Note Purchasers for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Person(s).

(b) The Collateral Agent and the Note Purchasers shall not be required to marshal any assets in favor of any Guarantor, or against or in payment of Obligations.

(c) No Obligor shall be entitled to claim against any present or future security held by the Collateral Agent or any Note Purchaser from any Person for Obligations in priority to or equally with any claim of the Collateral Agent or any Note Purchaser, or assert any claim for any liability of any Obligor to any other Obligor in priority to or equally with claims of the Collateral Agent or the Note Purchasers for Obligations, and no Obligor shall be entitled to compete with the Collateral Agent or the Note Purchasers with respect to, or to advance any equal or prior claim to any security held by the Collateral Agent or the Note Purchasers for Obligations.

(d) If any Obligor makes any payment to the Collateral Agent or any Note Purchaser, which payment is wholly or partly subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to any Person under any federal or provincial statute or at common law or under equitable principles, then to the extent of such payment, the Obligation intended to be paid shall be revived and continued in full force and effect as if the payment had not been made, and the resulting revived Obligation shall continue to be guaranteed, uninterrupted, by each Obligor hereunder.

(e) All present and future monies payable by any Obligor to any other Obligor, whether arising out of a right of subrogation or otherwise, are assigned to the Collateral Agent for its benefit and for the ratable benefit of all Note Purchasers and Participants as security for such Obligor’s liability to the Note Purchasers hereunder and are postponed and subordinated to the Collateral Agent’s and the Note Purchasers’ prior right to Payment in Full of Obligations. Except to the extent prohibited otherwise by this Agreement, all monies received by any Obligor from any other Obligor shall be held by such Obligor as agent and trustee for the Collateral Agent and the Note Purchasers. This assignment, postponement and subordination shall only terminate when the Obligations are paid in full in cash and this Agreement is irrevocably terminated.

(f) Each Obligor acknowledges this assignment, postponement and subordination and, except as otherwise set forth herein, agrees to make no payments to any other Obligor without the prior written consent of the Collateral Agent and the Note Purchasers. Each Obligor agrees to give full effect to the provisions hereof.

Section 15.10 Release. The Guaranties of the Obligors shall automatically be released upon Payment in Full of the Obligations. In addition, the Guaranty of any Obligor shall be automatically released upon (a) the effectiveness of any written consent to the release of any such Guaranty by the Collateral Agent (at the direction of the Required Note Purchasers), and (b) any Disposition of the Equity Interests in any Subsidiary Guarantor (other than the Issuer) that results in such Person no longer being a Subsidiary of any Obligor pursuant to a transaction expressly permitted by the Note Documents and for a bona fide business purpose and not in contemplation of adversely affecting the Secured Parties’ interest in the Guaranties and the Collateral. In connection with any termination or release pursuant to this Section 15.10, the Collateral Agent shall execute and deliver to any Obligor, at such Obligor’s expense, all documents that such Obligor shall reasonably request and deliver to evidence such termination or release; provided that the Issuer shall have delivered to the Collateral Agent a certificate of a Responsible Officer certifying that the relevant transaction has been consummated in compliance with the terms of the Note Documents and that the execution by the Collateral Agent of any documents or instruments evidencing or authorizing such release is authorized or permitted by the terms of this Agreement and the Note Documents. Any execution and delivery of documents by the Collateral Agent pursuant to this Section shall be without recourse to, or representation or warranty by, the Collateral Agent. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Guaranty (other than with respect to the Obligor being released) securing the Obligations. Prior to acting in any such respect as described in this Section 15.10, the Collateral Agent may request that the Required Note Purchasers confirm in writing the Collateral Agent’s authority to release such Guarantor Subsidiary.

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SCHEDULE 1.2(a)

Commitment

[Omitted]

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SCHEDULE 1.2(b)

Sale Milestone

[Omitted]

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SCHEDULE 9.2

Collateral Reporting

[Omitted]

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Annex I

[Form of] Quarterly IP Monitoring Report

Policy Number: BDA_______

[Omitted]

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SCHEDULE P-1

Permitted Holders

[Omitted]

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